 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 2006

REGISTRATION STATEMENT NO. 333-133192

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOLDERA, INC.
(Name of Small Business Issuer in Its Charter)

NEVADA		20-0375035
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

(Address and telephone number of principal executive
offices and principal place of business)

17011 Beach Blvd., Suite 1500
Huntington Beach, California 92647
(714) 766-8700

Expert Systems, Inc., 6900 E. Princess Drive #2176, Phoenix, Arizona 85054
(Former name, former address and former fiscal year, if changed since last report)

(Name, address and telephone number of Agent for Service)
Reid Dabney
17011 Beach Blvd., Suite 1500
Huntington Beach, California 92647
(714) 766-8700

COPY TO:
MICHAEL DONAHUE, ESQ.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	6,432,975	$7.90	$50,820,503(1)	$5,437
Common Stock, $0.001 par value per share	317,215	$1.00(2)	$317,215(2)	$33.94
Common Stock, $0.001 par value per share	1,392,856	$2.00(2)	$2,785,712(2)	$298.07
Common Stock, $0.001 par value per share	512,320	$0.25(2)	$128,080(2)	$13.70
Total	8,655,366		$54,051,510	$5,784*

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average closing bid and ask prices of the Common Stock of the Registrant as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on April 5, 2006.

(2) Calculated in accordance with Rule 457(g) under the Securities Act.

* Previously paid

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

Explanatory Note: This post-effective amendment was filed to permit the filing of certain exhibits. No other changes were made.

PROSPECTUS
FOLDERA, INC.

8,655,366 shares of Common Stock

This prospectus covers the resale by selling stockholders named on page 9 of up to 8,655,366 shares of our common stock, $0.001 par value, which include:

o	6,432,975 shares of common stock issued pursuant to private placement offerings;
o	132,500 shares of common stock issued for consulting services;
o	945,071 shares of common stock underlying warrants issued to managing dealer in conjunction with the foregoing private placement; and
o	1,277,320 shares of common stock underlying warrants issued for financial and legal services.

This offering is not being underwritten. The prices at which the selling stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling stockholders. See "Plan of Distribution".

We will not receive any of the proceeds from the sale of these shares. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus. Our common stock and warrants are more fully described in the section of this prospectus entitled "Description of Securities."

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “FDRA.OB” On April 5, 2006, the closing price of the shares was $7.90 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE
"RISK FACTORS" BEGINNING AT PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 8, 2006

TABLE OF CONTENTS

Prospectus Summary	1

Risk Factors	4

Special Note Regarding Forward-Looking Statements	9

Use of Proceeds	9

Selling Stockholders	9

Plan of Distribution	17

Legal Proceedings	18

Management	18

Security Ownership of Certain Beneficial Owners and Management	20

Description of Securities	21

Legal Matters	21

Experts	21

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	21

Description of Business	22

Management's Discussion and Analysis	31

Description of Property	35

Certain Relationships and Related Transactions	35

Market For Common Equity and Related Stockholder Matters	36

Executive Compensation	36

Summary Compensation Table	37

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	38

Financial Information	F-1

Where You Can Find More Information	39

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to Foldera, Inc. a Delaware corporation, as "Foldera" "our company," "we," "us" and "our."

OUR COMPANY

Our corporate offices are located at 17011 Beach Blvd, Huntington Beach California 92647. Our telephone number is (714) 766-8700. Our website address is www.foldera.com. Information contained in our website is not a part of this prospectus.

THE OFFERING

The shares issued and outstanding prior to this offering consist of 25,118,330 shares of common stock and do not include:

o	512,320 shares of common stock issuable upon the exercise of warrants outstanding, at an exercise price of $.25 per share;
o	317,215 shares of common stock to be issued upon exercise of warrants outstanding, at an exercise price of $1.00 per share;
o	1,392,856 shares of common stock to be issued upon exercise of warrants outstanding, at an exercise price of $2.00 per share;
o	3,000,000 shares of common stock reserved for issuance under our 2005 Stock Option Plan.

We are registering 8,655,366 shares of our common stock for sale by the selling stockholders identified in the section of this prospectus entitled "Selling Stockholders." The shares included in the table identifying the selling stockholders consist of:

o	6,300,475 shares of common stock issued pursuant to private placements;
o	132,500 shares of common stock issued for consulting services.
o	945,071 shares of common stock underlying a warrant issued in conjunction with the foregoing private placement; and
o	1,277,320 shares of common stock underlying warrants issued for services..

Upon the effectiveness of this prospectus, we will have 25,118,330 shares of common stock outstanding, which does not include:
o	2,222,391 shares of common stock underlying warrants to purchase common stock; and
o	3,000,000 shares of common stock reserved for issuance under our Stock Incentive Plan.

Of these 25,118,330 outstanding shares, 7,857,975 shares will be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations. Information regarding our common stock and the warrants is included in the section of this prospectus entitled "Description of Securities."

SUMMARY FINANCIAL DATA

The following tables summarize the consolidated statements of operations and balance sheet data for our business and should be read together with the section of this prospectus captioned "Management's Discussion And Analysis" and our financial statements and related notes included elsewhere in this prospectus.

TASKPORT, INC.
(A Development Stage Company)
December 31, 2005 Balance Sheet

ASSETS

CURRENT ASSETS	4,882,880
FIXED ASSETS	793,745
OTHER ASSETS	96,257

TOTAL ASSETS	$5,772,882

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES	549,748
OTHER LIABILITIES	115,047
TOTAL LIABILITIES	664,795

STOCKHOLDERS' EQUITY:
Common stock	2,182
Additional paid in capital	13,967,683
Deficit accumulated during development stage	(8,861,778)
TOTAL STOCKHOLDERS' EQUITY	5,108,087

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$5,772,882

Taskport, Inc.
(a Development Stage Company)
Statements of Operations

	For the Years Ended December 31		Cumulative from December 3, 2001 (inception) to
	2005	2004	2005

OPERATING EXPENSES

General and administrative	3,023,096	2,589,843	8,798,504

OPERATING LOSS	(3,023,096)	(2,589,843)	(8,798,504)

OTHER INCOME/EXPENSE

Loss on settlement of debt	64,022	-	64,022

other expenses	-	1,396	4,492

Interest (income) expense	(5,240)	-	(5,240)

TOTAL OTHER (INCOME) EXPENSE	58,782	1,396	63,274

NET LOSS	$(3,081,878)	$(2,591,239)	$(8,861,778)

LOSS PER SHARE - BASIC AND DILUTED	$(0.19)	$(0.19)	$(0.69)

BASIC WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	16,272,888	13,920,559	12,898,151

Weighted average number of shares for dilutive securities has not been taken since the effect of dilutive securities is anti-dilutive.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

We operate in a rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of these risks and uncertainties that may have a material adverse effect on our business, financial condition and results of operation.

We are in an early stage of development and have a limited operating history.

We are in the early stage of development, and have only a limited operating history on which to base an evaluation of our business and prospects. In addition, our operations and development are subject to all of the risks inherent in the growth of an early stage company, including a limited operating history. We may not succeed given the technological, marketing, strategic and competitive challenges we will face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems, delays and inherent risks frequently encountered in connection with the growth of a new business, the continuing development of new technology and the competitive environment in which we operate. Such risks include acceptance by users in an evolving and unpredictable business environment, the lack of a well developed brand identity and the ability to bring our product to market on a timely basis. We have not generated any revenues to date, and there can be no assurance that we will be able to successfully develop our web-based messaging and collaboration service and penetrate our target market. We sustained net losses of $3,081,878 and $2,591,239 for fiscal years ended December 31, 2005 and 2004 respectively. Further, we may incur significant losses through 2006 and beyond, as we further develop and commercialize our web-based messaging and collaboration service. We cannot assure you that we will ever generate significant revenue or have profits.

We have not yet launched our Foldera service into the general marketplace and there is no assurance of successful marketing.

While we anticipate launching a limited beta version of our Foldera service during the second quarter of 2006, we have not launched our Foldera service into the general marketplace and there can be no assurance that our product will be accepted by the marketplace. If the marketplace finds any or all of Foldera’s product unacceptable, we will be required to make potentially time consuming and costly changes to its application, which may further delay the general rollout of the service. Such delays would deplete our financial resources and would have a material adverse effect on our business, results of operations and financial condition.

We face competition from other internet companies, including web search providers, internet advertising companies and destination web sites that may also bundle their services with internet access.

We face competition from other messaging and collaboration service providers, including companies that are not yet known to our management. We compete with internet companies, particularly in the areas of email and instant messaging, and we may also compete with companies that sell products and services online because these companies are attempting to attract users to their web sites to search for information about products and services. Many of our competitors have more employees and cash reserves than we have. Many of our competitors also have longer operating histories and more established relationships with customers and can use their experience and resources in a variety of competitive ways against us, including by making acquisitions, investing more aggressively in research and development and competing more aggressively for advertisers and web sites. Some of our competitors may have a greater ability to attract and retain users than we do due to their broader range of content, products and services. If our competitors are successful in providing a similar or better messaging and collaboration application compared to our application or are able to leverage their platforms to make their services easier to access, we could experience a significant decline in user traffic. Any such decline in traffic could materially and adversely affect our revenues and potential profitability.

We also compete with destination web sites that seek to increase their search-related traffic. These destination web sites may include those operated by internet access providers, such as cable and DSL service providers. Because our users will need to access our services through internet access providers, our users will have direct relationships with these providers. If an access provider or a computer/computing device manufacturer offers online services that compete with our services, the user may find it more convenient to use the services of the access provider or manufacturer than those of Foldera. Additionally, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider’s or manufacturer’s own menu of offerings. Also, because the access provider gathers information from the user in connection with the establishment of a billing relationship, the access provider may be more effective than us in tailoring services and advertisements to the specific tastes of the user.

Finally, there has been a trend toward industry consolidation among our competitors, and smaller competitors today may become larger competitors in the future. If our competitors are more successful than we are at generating traffic, any resulting decline in traffic could materially and adversely affect our revenues and profitability.

If we do not continue to innovate and provide products and services that are useful to users, we may not remain competitive and our revenues and operating results could suffer.

Our future success depends on providing products and services that people use for a high quality internet experience. Our competitors are constantly developing innovations in messaging, collaboration and online advertising. As a result, we must continue to invest significant resources in research and development in order to enhance our messaging and collaboration technology and our existing products and services. Additionally, we will have to consistently introduce new high quality products and services that people can easily and effectively use. If we are unable to ensure that users and customers have a high quality experience with our products and services, then these customers may become dissatisfied and move to competitors’ products. Moreover, if we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose users, with any resulting decline in traffic potentially having a material and adverse affect on our revenues and profitability.

Our future operating results may also suffer if innovations are not responsive to the needs of our users, are not appropriately timed with market opportunity or are not effectively brought to market. As messaging and collaboration technology continues to develop, our competitors may be able to offer results that are, or that are perceived to be, substantially similar or better than those generated by our services. This may force us to expend significant resources in order to remain competitive.

We expect to generate a significant portion of our revenue from advertising and any reduction in advertising spending (and resulting loss of advertising revenue) could seriously harm our business prospects.

We expect to generate a substantial portion of our revenues from Google’s “AdSense for Search” integrated search advertising. Google’s advertisers can generally terminate their contracts at any time. Google’s advertisers will not continue to do business with Google or us if their investment in advertising does not generate sales leads and, ultimately, customers.

We anticipate relying on our participation in Google’s AdSense Program, which can be easily joined using Google’s automated sign-up process, for a significant portion of our revenues. If we were to lose this relationship with Google, it could have a material and adverse affect on our revenues and profitability.

We may be unable to effectively manage our anticipated growth.

If we are unable to effectively manage our anticipated growth, our business and operating results could be harmed and we may have to incur significant expenditures to address the additional operational and control requirements of this growth.

We may also experience rapid growth in our headcount and operations, which may place significant demands on our management and operational and financial infrastructure. If we do not effectively manage our growth, the quality of our products and services could suffer, which could negatively affect our brand image and operating results. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues. Our failure to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

Our business prospects depend on our ability to develop a strong brand image and identity.

We believe that the creation of a brand identity will significantly contribute to the success of our business. We also believe that maintaining and enhancing the “Foldera” brand are critical to expanding our base of members. Maintaining and enhancing the brand may require us to make substantial investments and these investments may not be successful. If we are unsuccessful in our efforts to initially obtain, then promote and maintain the “Foldera” brand, or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially and adversely affected. We anticipate that, as the web-based market for collaborative systems becomes increasingly competitive, initiating, maintaining and enhancing our brand may become increasingly difficult and expensive. Initiating, then maintaining and enhancing our brand will depend largely on our ability to be a technology leader and to continue to provide high quality products and services, which we may not do successfully. To date, we have not engaged in any direct brand promotion activities and this enhances the risk that we may not be able to successfully implement brand enhancement efforts in the future.

We intend to outsource critical billing functions to a third-party provider and, if this is not successfully accomplished, our operations could be disrupted.

We intend to sell our members additional features and services at a nominal charge. We intend to enter into an arrangement to outsource our worldwide billing and collection functions to Verisign, a third-party service provider, and we are currently in the process of implementing this arrangement; however, there can be no assurance that the arrangement will be successfully completed and implemented.

If we do not successfully implement this project, our business, reputation and operating results could be harmed because we have no experience managing and implementing this type of large-scale, cross-functional, international infrastructure project. We also may not be able to integrate our systems and processes with those of the third-party service provider on a timely basis, or at all. Even if this integration is completed on a timely basis, the service provider may not perform to agreed upon service levels. Failure of the service provider to perform satisfactorily could result in customer dissatisfaction, disrupt our operations and adversely affect operating results. If we need to find an alternative source for performing these functions, we may have to expend significant resources to accomplish this which could have a material adverse affect on our operating results.

Our intellectual property rights are valuable and any inability to protect them could reduce the value of our products, services and brand.

Our trademarks, trade secrets, copyrights and other intellectual property rights are important assets of the Company. We also have a patent pending for a method and system for collaboration. We cannot assure you that our patent application will result in any patent being issued or, if issued, that any patent claims will be of sufficient scope or strength to provide any meaningful protection or any competitive advantage to us. There can be no assurance that these protections will be adequate to prevent our competitors from misappropriating our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. There are events that are outside of our control that could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed or made available through the internet. Also, the efforts we have undertaken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to successfully compete. Additionally, protecting our intellectual property rights is costly and time consuming. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.

We may be subject to intellectual property rights claims in the future, which may be costly to defend, could require the payment of damages and could limit our ability to use certain technologies in the future.

Companies in the internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims increases. Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination also could prevent us from offering our products and services to others and may require that we procure substitute products or services for these members.

With respect to any intellectual property rights claim, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms and may significantly increase our operating expenses. The technology also may not be available for license to us at all. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for the infringing aspects of our business, we may be forced to limit our product and service offerings and may be unable to compete effectively. Any of these results could harm our brand and operating results.

Expansion into international markets is potentially important to achieving our long-term financial and operational goals and we do not have experience operating in foreign jurisdictions.

Expansion into international markets requires management attention and resources. In addition, we face the following risks associated with our potential expansion outside the United States:

•	Challenges caused by distance, language and cultural differences
•	Longer payment cycles in some countries
•	Credit risk and higher levels of payment fraud
•	Legal and regulatory restrictions
•	Currency exchange rate fluctuations
•	Foreign exchange controls that might prevent us from repatriating cash earned in countries outside the United States
•	Political and economic instability and export restrictions
•	Potentially adverse tax consequences
•	Higher costs associated with doing business internationally

These risks could harm our international expansion efforts, which could adversely affect our business prospects and operating results.

If Google, our provider for integrated search, fails to detect click-through fraud, they could lose the confidence of their advertisers, thereby causing our business to suffer.

We are exposed to the risk of fraudulent clicks on ads by persons seeking to increase the advertising fees paid to Google Network members. Google has refunded revenue that their advertisers have paid to them and that was later attributed to click-through fraud and we anticipate they will continue to do so in the future.

Click-through fraud occurs when a person clicks on a Google AdWord ad displayed on a web site in order to generate the revenue share payment to the Google Network member rather than to view the underlying content. If Google is unable to stop this fraudulent activity, these refunds may increase. If Google finds new evidence of past fraudulent clicks, they may have to issue refunds retroactively of amounts previously paid to Google Network members. This could negatively affect our profitability and these types of fraudulent activities could hurt our brand. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in Google’s programs because the fraudulent clicks will not lead to potential revenue for the advertisers. This could lead the advertisers to become dissatisfied with Google’s advertising programs, which could lead to loss of advertisers and revenue.

We may not be able to retain our key personnel who we need to succeed and new qualified personnel may be extremely difficult to attract.

We believe that our continued success will depend to a significant extent upon the efforts and abilities of Richard Lusk, our Chief Executive Officer and certain key employees and consultants including, Reid Dabney, Daniel O’Shea, J.P. Poveda and Oliver Starr. Our failure to retain Messrs. Lusk, Dabney, O’Shea, Poveda and Starr in particular, or to attract and retain additional qualified personnel, could adversely affect our business, financial condition and results of operations. We do not currently carry key-man life insurance on any of our officers.

To manage the expected growth of our operations, we will be required to improve existing or implement new operational and financial systems and procedures and to expand, train and mange our employee base. We will also need to expand our finance, administrative and operations staff. Further, we may be required to enter into relationships with various strategic partners and other third parties necessary to our business. There can be no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that our management will be able to identify, manage and exploit existing, planned and potential strategic relationships and market opportunities.

We may have difficulty scaling and adapting our infrastructure to accommodate increased traffic and technology advances or changing business requirements, which could lead to the loss of members and cause us to incur expenses to implement infrastructure changes.

To be successful, our network infrastructure has to perform well and be reliable. The greater the user traffic and the greater the complexity of our products and services, the more computing power we will need. We expect to spend substantial amounts to purchase and/or lease data centers and equipment and to upgrade our technology and network infrastructure to handle traffic and to roll out new products and services. If this expansion is not successfully implemented, or if we experience inefficiencies and operational failures during the implementation, the quality of our products and services and our users’ experience could decline. Resulting cost increases, loss of traffic and/or failure to accommodate new technologies or changing business requirements could have a material adverse affect on our operating results and financial condition.

We rely on bandwidth providers, data centers and other third parties for key elements of providing users with our products and services and any failure or interruption in the services and products provided by these third parties could harm our ability to operate our business and damage our reputation.

We rely on third-party vendors, including data center and bandwidth providers. Any disruption in the network access or co-location services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could adversely impact our business. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our business operations and could expose us to liabilities to third parties.

Our systems are also heavily reliant on the availability of electricity, which also comes from third-party providers.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services. Any damage to or failure of our systems could result in interruptions in service. Interruptions in service could reduce our revenues and profits, and our brand could be damaged. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks and similar events. Our data center is located in an area with a high risk of major earthquakes. Our data center is also subject to break-ins, sabotage and intentional acts of vandalism and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice or other unanticipated problems at our data centers could result in lengthy interruptions in our service.

More individuals are using non-PC devices to access the internet and versions of our messaging and collaboration technology developed for these devices may not be widely adopted by users of these devices.

The number of people who access the internet through devices other than personal computers, including mobile telephones, hand-held calendaring and email assistants and television set-top devices, has increased dramatically in the past few years. The lower resolution, functionality and memory associated with alternative devices make the use of our products and services through such devices difficult. If we are unable to attract and retain a substantial number of alternative device users to our messaging and collaboration services or if we are slow to develop products and technologies that are more compatible with non-PC communications devices, we may fail to capture a significant share of an increasingly important portion of the market for online services.

We may utilize insurance to mitigate certain risks and, to the extent the cost of insurance increases and/or changes in coverage occur, our operating results may be negatively affected.

We may utilize insurance to cover certain potential risks and liabilities. In the current environment, insurance companies are increasingly specific about what they will and will not insure. It is possible that we may not be able to secure sufficient insurance to meet our needs, may have to pay higher than anticipated prices for the coverage or we may not be able to acquire any insurance for certain types of business risk. Additionally, we may elect to decline insurance coverage in certain instances and this could leave us exposed to potential claims. If we were found liable for a significant claim in the future, our operating results could be negatively impacted.

Our business depends on increasing use of the internet by users searching for information and advertisers marketing products and services.

Our future success is partially dependent on the continued growth and maintenance of the internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable internet services. Internet infrastructure may be unable to support the demands placed on it if the number of internet users continues to increase or if existing or future internet users access the internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the internet. The internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of internet usage as well as our ability to provide our products and services.

RISKS RELATED TO OWNERSHIP OF OUR SECURITIES

Since our shares are thinly traded and trading on the OTC Bulletin Board may be sporadic because it is not an exchange, you may have difficulty reselling your shares of our common stock.

Our common stock is quoted on the OTC Bulletin Board and is thinly traded. In the past, our trading price has fluctuated as the result of many factors that may have little to do with our operations or business prospects. In addition, the OTC Bulletin Board is not an exchange and, because trading of the securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or the Nasdaq Stock Market, Inc., you may have difficulty reselling any of our common shares.

We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

Substantial future sales of our common stock in the public market may depress our stock price.

We have 25,118,330 shares of common stock outstanding as of March 30, 2006 and although only 1,425,000 shares are be freely tradable without restriction or further registration under the federal securities laws, subject in some cases to volume and other limitations. We do have obligations to register certain common shares and we would expect that 7,559,975 shares would be freely tradable when our registration statement becomes effective.

If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

We are controlled by our principal stockholders, executive officers and directors, and as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.

Our principal stockholders, executive officers and directors, in the aggregate, beneficially own approximately 59.5% of our common stock, including warrants and options held by each principal stockholder, executive officer and director that are exercisable within 60 days of March 30, 2006. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the affect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders.

We are subject to the penny stock rules. These rules may adversely affect trading in our common stock.

Our common stock is a "low-priced" security under the "penny stock" rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Unreliability of Projections.

Our financial and other projections are based on assumptions as to future events and conditions that we believe to be reasonable but that are inherently uncertain and unpredictable. Our assumptions have not been reviewed by an independent party and are subject to significant economic and competitive uncertainties and contingencies beyond our control as well as future business decisions that are subject to change. Accordingly, there can be no assurance that the actual results will meet the projections. It is likely that the actual results will vary, perhaps materially, from the projections. Potential investors should consider the forecasts in light of underlying assumptions to reach their own conclusions as to the reasonableness of those assumptions and to evaluate the projections on the basis of that analysis. We make no representation or warranty as to the accuracy or completeness of the projections.

Forward-Looking Statements.

Statements contained herein that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” will,” “estimate,” “continue,” “anticipates,” “intends,” “expects” and words of similar import, constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, among others, the following: the Company’s limited operating history; uncertain market acceptance of the Company’s products and services; technology changes; competition; changes in the Company’s business strategy or development plans; the ability of the Company to attract substantial additional capital; the ability to attract and retain qualified personnel; liability and other claims asserted against the Company; and other factors referenced in the Risk Factors and elsewhere in this memorandum. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below in the sections entitled "Selling Stockholders" and "Plan of Distribution." However, we may receive up to $3,231,009 upon exercise of warrants, the underlying shares of which are included hereunder. If received, such funds will be used for general corporate purposes, including working capital requirements. With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $75, 784, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares under this prospectus from time to time. No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities. The following table also provides certain information with respect to the selling stockholders' ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling stockholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.  Except as indicated below none of the selling stockholders owns more than 1% of the Company.

The selling stockholders may transfer, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table below is presented. Information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements or post effective amendments, as required.

We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. Except for Brookstreet Securities Corporation, none of the selling stockholders are or were affiliated with broker-dealers. See our discussion entitled "Plan of Distribution" for further information regarding the method of distribution of these shares.

Name of Selling Stockholder	Number of Shares Owned Before Offering	Number of Shares Being Offered	Number of Shares Owned After Offering (1)
Ted Abajian, Kimberly D. Abajian	25,000	25,000	0
Andrew Alcon, Mary Ann Alcon	12,500	12,500	0
Catherine D. Allen	2,500	2,500	0
Mark & Debbie Alpers Revocable Living Trust Mark Alpers , Trustee Debbie Alpers , Trustee	20,000	20,000	0
Craig H. Anderson	12,500	12,500	0
Rainer Apel	12,500	12,500	0
Adnan Ayoub	12,500	12,500	0
Rajeev Bal Mari Miller-Bal	12,500	12,500	0
Carlyle F. Barnes	12,500	12,500	0
Burton W. Bartlett II	25,000	25,000	0
NFS,LLC FMTCFBO: Burton W. Bartlett	12,500	12,500	0
Ernest R. Basile	37,500	37,500	0
Madison J. Batt	12,500	12,500	0
NFS,LLC/FMTCFBO:Judith Bein	12,500	12,500	0
1999 Berman Family Trust Mark Berman Sharon Berman	12,500	12,500	0
Richard S. Bibler	50,000	50,000	0
Dean Blomquist	25,000	25,000	0
NFSLLC/FMTCFBO:John E. Bock	12,500	12,500	0
Teddi Marie Bokovoy, Don E. Bokovoy	25,000	25,000	0
Charles Bornstein	5,000	5,000	0
Walter Bosch	12,500	12,500	0
Sylvie Maria Bradley	12,500	12,500	0
C. Chester Brisco	10,000	10,000	0
Terry Brittian	25,000	25,000	0
Jonathan A. Brod Revocable Trust Jonathan A. Brod	12,500	12,500	0
Alan F. Broidy	114,900	114,900	0
South Coast Radiological Medical Group, Inc. 401(k) Profit Sharing Plan Sub-Trust No 1LewisL. Bruggeman	120,000	120,000	0
The Lewis and Ann Bruggeman Trust, Lewis L. Bruggeman, Ann K. Bruggeman	20,000	20,000	0
John Burd	12,500	12,500	0

John F. Burd	12,500	12,500	0
NFSLLC/FMTCFBO: Sylvia Butler	18,750	18,750	0
Hugh Bygott-Webb	12,500	12,500	0
Stuart K. Campbell Revocable Living Trust, Stuart K. Campbell Trustee	50,000	50,000	0
David Carlson	37,500	37,500	0
NFS,LLC FMTCFBO: Michael Carlyon	6,250	6,250	0
Rodney Casada	12,500	12,500	0
Frank Castaldi	50,000	50,000	0
Guy W. Chambers	4,000	4,000	0
Fu Shen Chen Man Luo	10,000	10,000	0
Robert A. Chernow	25,000	25,000	0
George Christensen	6,250	6,250	0
Richard Christman, Patricia Christman	25,000	25,000	0
Vivian Chan Chun	12,500	12,500	0
Vivian Chan Chun, Joe Y. Chun	6,250	6,250	0
Clark Estate Trust Paul M. Clark Jr. , TTEE	17,500	17,500	0
Edward H. Clowes	6,250	6,250	0
NFS,FTMCFBO : Lawrence Cochran	6,250	6,250	0
James M. Connell	12,500	12,500	0
John D. Cooke	12,500	12,500	0
Mark Council, Kristin Council	3,500	3,500	0
Curtis Crimmins	12,500	12,500	0
Chester Cromwell	25,000	25,000	0
Kenneth D. Crooks	25,000	25,000	0
Lillard Wells Culver III	17,500	17,500	0
The Cutler-Roth Family Trust Glenn S. Cutler	12,500	12,500	0
Seth Cutler	12,500	12,500	0
Anthony J. D’Agostino	12,500	12,500	0
Patricia Depew	7,500	7,500	0
John Jeffrey and Catherine Sylvia DeStvakosch Hee’s FBO The Destrakosch Trust UDT5/15/95 JohnJeffrey deStrakosch Catherine Sylvia de Strakosch	20,000	20,000	0
Lewis H. Dowdy	10,000	10,000	0
Stephen K. Drabek	10,000	10,000	0
Michael Duenas, Brooke Duenas	12,500	12,500	0
Donovan H. Ehrhardt	12,500	12,500	0
Enright Family Trust, James A. Enright, Judith H. Enright	6,250	6,250	0
James Enterline, Dr.Esther Enterline	12,500	12,500	0
Craig Donald Epstein	12,500	12,500	0
Strobin LLC	6,250	6,250	0
Mark A. Erskine	12,500	12,500	0
John Eugene Copus	5,000	5,000	0
Burnett S. Facer	25,000	25,000	0
Richard A. Falk	37,500	37,500	0
NFSLLC/FMTCFBO: Ronald A. Feher	12,500	12,500	0
Philip J. Feick, Helen Jane Feick	3,000	3,000	0
Robert Ferini	12,500	12,500	0
Dennis Fernandez, Cindy Fernandez	12,500	12,500	0
Alan M. Fisher	4,500	4,500	0

Alan M. Fisher, Ronald P. Fisher	12,500	12,500	0
William Fletemeyer	12,500	12,500	0
NFS,LLC, FMTCFBO: Clarence W. Fowler	12,500	12,500	0
Christopher M. Frankenhoff, Victoria A. Frankenhoff	5,000	5,000	0
Brian D. Frenzel	12,500	12,500	0
Eric Gaenslen	12,500	12,500	0
Damian Gallagher	12,500	12,500	0
Michael Gartenberg, Susan Gartenberg	12,500	12,500	0
Frederick W. Gibbs	12,500	12,500	0
Richard A. Glassman, Debra M. Glassman	12,500	12,500	0
Richard A. Glassman, Robert F. Schatz	11,500	11,500	0
Ronald L. Glassman, Kimberly S. Glassman	3,250	3,250	0
S/GTesting Laboratories, Inc. Sara E. Glaze	25,000	25,000	0
Pamela Godinez	6,250	6,250	0
Hersh J. Goldberg, Esther B. Goldberg	12,500	12,500	0
Daniel S. Goldsmith, Judith Goldsmith	25,000	25,000	0
Marla Golusin	5,000	5,000	0
NFS-LLC/FMTCFBO: Esther L. Gonzalez	12,500	12,500	0
Rudyard L. Goodland	17,500	17,500	0
Robert Graham	5,000	5,000	0
AST Trust Co. Trustee Corporate Office Properties Trust Exec. DC Plan FBO:Randall Griffin	12,500	12,500	0
Craig A. Griffith	6,250	6,250	0
Terrie Gross Mark Gross	15,000	15,000	0
Guilfoyle Family Trust, James H. Guilfoyle, Lynne A. Guilfoyle	12,500	12,500	0
Kendall Hales	50,000	50,000	0
Chris Hanson	40,000	40,000	0
NFSLLC/FMTC FBO James A. Harmon	50,000	50,000	0
Kevin M. Haub Suzette L. Haub	12,500	12,500	0
NFS,LLC/FMTCFBO:Aaron Heimowitz	12,500	12,500	0
NFSLLC/FMTC FBO Barbara J. Hess	25,000	25,000	0
Donald C. Hess, Barbara J. Hess	25,000	25,000	0
Donald C. Hess, Norma L. Carroll	12,000	12,000	0
NFSLLC/FMTC FBO Donald C. Hess	25,000	25,000	0
Fred A. Hess	12,500	12,500	0
Andrew Hill	5,000	5,000	0
The Hill Family Trust, Howard Hill, Patricia Hill	10,000	10,000	0
Jeff Himawan	7,000	7,000	0
Jones H. Hom	6,250	6,250	0
Dana Horne	50,000	50,000	0
Hope Howard	18,750	18,750	0
Michael P. Howell	25,000	25,000	0
Anthony L. Huffman	25,000	25,000	0
A. James Hughes	10,000	10,000	0
NFSLLC - FMTCFBO: Ella M. Huntington	6,250	6,250	0
Richard Hutton	12,500	12,500	0

Vaheand Norma Imasdovnian 2004 Family Trust Vahe Imasdounian Norma Imasdounian	12,500	12,500	0
Vahe and Norma Imasounian Family Trust Vahe Imasounian Norma Imasounian	12,500	12,500	0
Richard C. Imbert	50,000	50,000	0
Indelicato Revocable Family Trust, Len Indelicato, Kaye B Indelicato	109,500	109,500	0
Sheila Jenkins	6,250	6,250	0
C. Kenneth Johnson	21,000	21,000	0
Ralph Johnson	12,500	12,500	0
Victor H. Jong, Juoy Jong	12,500	12,500	0
Richard Jordan	25,000	25,000	0
Eric R. Josenhans	12,500	12,500	0
Hal Kahan, Barbara Linda Kahan	12,500	12,500	0
NFSLLC/FMTCFBO: Philip A. Kal	4,000	4,000	0
Helen Keilholtz	25,000	25,000	0
Robert Keilholtz	10,000	10,000	0
Elizabeth J. Kelly	3,500	3,500	0
NFSLLC/FMTCFBO: Panos Keshishian	12,500	12,500	0
Panos Keshishian, Narine S. Keshishian	12,500	12,500	0
Harrison Ketzel	12,500	12,500	0
Rabih I. Khoury	86,125	86,125	0
Karola Kristina Kietz	10,000	10,000	0
Thomas Kohli	150,000	150,000	0
Nobuyuki Kondo	15,000	15,000	0
Gregory J. Kopta	10,000	10,000	0
James P. Kozel	12,500	12,500	0
Marshall and Serafina Krupp Family Revocable Trust Marshall B. Krupp Serafina D. Krupp	10,000	10,000	0
Dennis J. Kuester	12,500	12,500	0
Alvin Lai	12,500	12,500	0
David W. Lane	50,000	50,000	0
Sharmen R. Lane	5,000	5,000	0
NFS, LLC - FMTC FBO Hezelina Belladora Laskey	12,500	12,500	0
NFS,LLC/FMTCFBO:Morris Lasson	12,500	12,500	0
Ned Laybourne, Lynn Laybourne	25,000	25,000	0
NFSLLC/FMTCIRACustodianFBO:Christina Lee	5,000	5,000	0
Lee Living Trust Linda M. Lee, Trustee Glen M. Lee , Trustee	36,375	36,375	0
Theodora Rochelle Lee	12,500	12,500	0
Paul H. Lefevre	25,000	25,000	0
NFSLLC/FMTCFBO: Wendell Y.K. Leong	7,500	7,500	0
Lawrence Lerner	12,500	12,500	0
David Liebl	6,250	6,250	0
Mark Lisson	62,500	62,500	0
Steven List	12,500	12,500	0
Jerrald Loschky	6,250	6,250	0
James Lusk, Laurie A. Lusk	2,600	2,600	0
Eric Malicky, Kathryn J. Kostic	25,000	25,000	0
Timothy A. Marshall	12,500	12,500	0

David L. Martenson	25,000	25,000	0
Chris Martiniak	6,250	6,250	0
Roman Mashaiv	12,500	12,500	0
NFS,LLC/FMTCFBO: Joseph J. Mastrantonio	6,250	6,250	0
Patrick Lee Mathis	12,500	12,500	0
Paul Matz	25,000	25,000	0
NFSLLC/FMTC FBO: Craig W. McComb	5,000	5,000	0
NFS,LLC - FMTCFBO: Cheryl L. McDonald	6,250	6,250	0
Edward McGettigan	50,000	50,000	0
NFSLLC/FMTC FBO Diane Marie McGowan	40,000	40,000	0
Douglas Metcalf	25,000	25,000	0
Arthur Michelson	25,000	25,000	0
Robert R. Midkiff Rev. Living Trust Dated 9/19/1991 RobertR. Midkiff	100,000	100,000	0
Leroy L. Midtun Dana L. Midtun	15,000	15,000	0
NFSLLC/FMTC FBO Leroy L. Midtun	25,000	25,000	0
Deborah C. Milam	10,000	10,000	0
Christopher Michael Dunn Miller, Mary Ellen Miller	25,000	25,000	0
James H. Miller	12,500	12,500	0
Armand Milletari	5,000	5,000	0
Tadami Miyamoto, Theodore Y. Miyamoto	12,500	12,500	0
Peter H. Moede	50,000	50,000	0
Yvette B. Morrill	12,500	12,500	0
Christopher P. Morrison	6,250	6,250	0
George Mosher	50,000	50,000	0
Dan Mueller, Olesja Mueller	12,500	12,500	0
Steven K. Nakata, Marie L. Nakata	25,000	25,000	0
Spiros Nasiopolous	12,500	12,500	0
Theodore J. Nesson, Sandra Lee Neesson	10,000	10,000	0
Barry Mitchell Neichin	15,000	15,000	0
Joseph R. Nemeth	75,000	75,000	0
Delaware Charter GTY & Trust Co. Cust IRA Avery Nesson, David Nesson POA	1,737	1,737	0
David A. Nesson, Yvonne M. Nesson	8,000	8,000	0
NFSLLC/ FMTC FBO David A. Nesson	30,394	30,394	0
NFSLLC LP DEPT FBO: Diana L. Nitchman	6,250	6,250	0
NFSLLC LP DEPT FBO: Wesley E. Nitchman	6,250	6,250	0
Homer Noble	25,000	25,000	0
Edward Nolte	12,500	12,500	0
Paul E. Nord	25,000	25,000	0
NFS,FMTCFBO: Ivan H. Norman	25,000	25,000	0
David Ofman	12,500	12,500	0
Jon Opalski	15,500	15,500	0
Jay S. Ortlip	12,500	12,500	0
Glenn M.L. Pang M.D. Inc.	12,500	12,500	0
Ronald J. Pang Revocable Living Trust u/a 6/12/91 Ronald J. Pang, M.D.	12,500	12,500	0

Parsons Family Trust dated 2/8/02 James W. Parsons Effie Parsons	37,500	37,500	0
Amit Patel	25,000	25,000	0
Frank R. Paton	62,500	62,500
Don Peppers	12,500	12,500	0
Jeffrey Ian Pheffer	12,500	12,500	0
Gene Gordon Pickering, Virginia Lee Pickering	20,000	20,000	0
Joseph F. Pickering & Helen D. Pickering Trusts Joseph F. Pickering Helen D. Pickering	25,000	25,000	0
William J. Pieper, Jean M. Pieper	18,750	18,750	0
Franco Pietroforte	25,000	25,000	0
Daniel F. Pilka	6,250	6,250	0
Richard W. Pogue Jones Day	25,000	25,000	0
Tim Porter, Samantha Porter	80,000	80,000	0
NFSLLC/FMTCFBO: Thomas L. Potter	25,000	25,000	0
Thomas L. Potter	50,000	50,000	0
Alex Prandi	12,500	12,500	0
Stephanie Prince	12,500	12,500	0
Lion Star	12,500	12,500	0
B. Michael Rauh	12,500	12,500	0
Harry Rector	12,500	12,500	0
Reich Consulting International Ltd.	5,000	5,000	0
Glenn Rinne	6,250	6,250	0
Henry J . Rodriguez	12,500	12,500	0
Susan E. Holton - Rogers Robert S. Rogers	25,000	25,000	0
NFSLLC/FMTCFBO: Bruce Mitchell Rosen	12,500	12,500	0
Richard Rosen	12,500	12,500	0
Ronald L. Rowland	5,000	5,000	0
Ken A. Rubendall	50,000	50,000	0
Ruby 2000 Living Trust Roger Jay Ruby, TTEE	7,500	7,500	0
The Russi Family Trust Michael J. Russi, Trustee Patricia J. Russi, Trustee	6,250	6,250	0
Lucinda Saad	12,500	12,500	0
Robert Sachs	25,000	25,000	0
Achyut Sahasrabodhe	12,500	12,500	0
Daniel F. Sankey	10,000	10,000	0
Robert F. Schatz	3,000	3,000	0
Jacob Schlawitz	12,500	12,500	0
Alan Schultz	25,000	25,000	0
Daniel L. Schuster	12,500	12,500	0
Jed Schutz	100,000	100,000	0
Richard A. Searfoss, Julie M. Searfoss	25,000	25,000	0
Stewart Segal	12,500	12,500	0
David Shales	10,000	10,000	0
James Sharpe	12,500	12,500	0
Robert E. Shaw, SammieL. Shaw	6,250	6,250	0
Paul & Susan Shimoff Revocable Trust Paul M. Shimoff, TTEE Susan R. Shimoff, TTEE	12,500	12,500	0

Paul Shimoff, Trustee of the Second Amended and restated Paul and Susan Shimoff Revocable Trust Dated June 18, 2001 Susan Richmond Shimoff , TTEE	50,000	50,000	0
Jerome A. Shinkay	12,500	12,500	0
James Sims	12,500	12,500	0
David A. Slosky	4,250	4,250	0
Carole Smith, Ronald Smith	8,000	8,000	0
Frank D. Smith, Deborah L. Smith	12,500	12,500	0
Gordon M. Smith	12,500	12,500	0
Jerry A. Smith	12,500	12,500	0
Ronald Smith	1,000	1,000	0
Ronald Smith, Carole Smith	30,250	30,250	0
Kevin Benjamin Smith	12,500	12,500	0
Sharon J. Snider	6,250	6,250	0
Jason T. Somers	12,500	12,500	0
John M. Somers	26,500	26,500	0
Sousa Family Trust, Celestino Sousa, Suzanne Sousa	12,500	12,500	0
NFS,LLC - FMTCFBO: James R. Spring	6,250	6,250	0
Morgan Stanley FBO:William E. Bishop	10,000	10,000	0
Nick Stathopoulos	5,000	5,000	0
NFSLLC/FMTC FBO Bruce H. Stephens	125,000	125,000	0
George Stickler	6,250	6,250	0
Deborah A. Stone Revocable Trust	25,000	25,000	0
Robert A. Sweikert	12,500	12,500	0
Timothy P. Taft	25,000	25,000	0
Norman F. Talazac, Susan B. Talazac	10,000	10,000	0
Bryan C.K. Tan BS 1748-22	12,500	12,500	0
Royal Taxman	5,000	5,000	0
David E. Teague, Teresa M. Teague	2,500	2,500	0
Martin Testa, Debra Testa	12,500	12,500	0
James F. Thacker	45,000	45,000	0
Mark Tippett	46,375	46,375	0
ParMarketing, Inc. Patricia M. Tipton	12,500	12,500	0
Andras Toth	30,000	30,000	0
Tamara L. Troy J. Drog	20,000	20,000	0
Gavin Tucker	12,500	12,500	0
W. Richard Ulmer	12,500	12,500	0
LJB Management & Consulting B.V.CEO: J.A.M. van der Holst Van Speyk	12,500	12,500	0
Weldon Viertel	25,000	25,000	0
NFSLLC/FMTCFBO:Stanley Wagner	12,500	12,500	0
Chris Walker	6,250	6,250	0
Joseph A. Walsh Jr., Jennifer J. Walsh	12,500	12,500	0
Steven W. Walsh	50,000	50,000	0
Floyd Walters, Diana Walters	12,500	12,500	0
Quinten & Marian Ward Trust, Quinten E. Ward, Marian L. Ward	12,500	12,500	0
Quinten & Marian Ward Trust, Quinten E. Ward, Marian L. Ward	38,469	38,469	0
Corey S. Warshaw	15,000	15,000	0
Douglas Watson, Tammi Watson	6,250	6,250	0

Weist Family Trust Robert D. Weist, TTEE Sally C. Weist, TTEE	50,000	50,000	0
NFSLLC - FMTCFBO: Joseph T. Wenk	12,500	12,500	0
John K. Westwick C/o Odyssey Thera, Inc.	6,250	6,250	0
Don M. White	25,000	25,000	0
Gerald R. Whitt	52,500	52,500	0
Balz Wieland	12,500	12,500	0
Stephen R. Williams, Jeanine V. Williams	12,500	12,500	0
John J. Wills	6,250	6,250	0
Marcy Ann Winograd Trust U/A 9/10/79 Teddi Winograd, TTEE	17,500	17,500	0
Teddi Winograd Trustee, B&M Winograd Trust	6,250	6,250	0
Robert C. Wolfgram, Milica Wolfgram	12,500	12,500	0
The First Revocable Living Trust, dated March 22, 2004 Herbert Wolfram	12,500	12,500	0
David W. Woo	12,500	12,500	0
Terence E. Worley and Michelle L. Worley Trustees of the Worley Family Trust Terence E. Worley Michelle L. Worley	12,500	12,500	0
Christopher Wyatt	100,000	100,000	0
Albert Yan Teresita Yan	12,500	12,500	0
James L. Yedor	15,000	15,000	0
Toros Yetenikian	20,000	20,000	0
Kristina M. Zimmerman	5,000	5,000	0
Andoso Development Inc	12,500	12,500	0
Diaz Management, Inc.	50,000	50,000	0
Glaze Exemption Trust	25,000	25,000	0
Jovian Partners LP	80,000	80,000	0
Quantum Mechanic’s Group, Inc.	19,000	19,000	0
Ardelle St. George (2)	256,160	256,160	0
Don Carnegie (2)	256,160	256,160	0
Day & Campbell (2)	10,000	10,000	0
Trilogy Capital Partners (2)(3)	725,000	725,000	0
Equity Performance Group (2)	30,000	30,000	0
Brookstreet Securities Corporation (2)	303,106	303,106	0
Joseph Gilbert (2)	23,980	23,980	0
Craig McComb (2)	250	250	0
David Nesson (2)	13,507	13,507	0
David Sao Marcos (2)	8,250	8,250	0
Timothy Swanson (2)	10,745	10,745	0
William Dabney (2)	8,000	8,000	0
Glen Strauss (2)	2,500	2,500	0
Angel Cruz(2)	7,000	7,000	0
Don Culp (2)	1,417	1,417	0
Victor DeLucie(2)	3,150	3,150	0
Peter Fogarty(2)	630	630	0
Aileen Fuentes(2)	2,000	2,000	0
Jay Frost(2)	3,150	3,150	0
Robert Kenney(2)	788	788	0
Greg Klein(2)	788	788	0
Sandino Napolis(2)	1,339	1,339	0
Aeryn Seto(2)	10,426	10,426	0
Gary Shemano(2)	5,841	5,841	0
William Silva(2)	21,105	21,105	0
Julie Yee(2)	788	788	0
Burton Bartlett (2)	19,775	19,775	0
Hazelina Belladora Laskey (2)	625	625	0
Eric Bicknese (2)	1,875	1,875	0
Robert Binkele (2)	950	950	0
J.J. Sheinkop (2)	3,125	3,125	0
Thomas Brough (2)	3,125	3,125	0
Michael Dultz (2)	4,250	4,250	0
Mark Erskine (2)	12,813	12,813	0
Andrew Etter (2)	4,687	4,687	0
Alex Etter (2)	1,250	1,250	0
Dean Friedman (2)	1,563	1,563	0
Aaron Heimowitz (2)	2,500	2,500	0
Noboyuki Kondo (2)	1,375	1,375	0
Michael McCready (2)	3,750	3,750	0
Jacob Neiman (2)	11,720	11,720	0
Ivan Norman (2)	4,375	4,375	0
Philip Rosenbaum (2)	1,250	1,250	0
Richard Saitta (2)	21,406	21,406	0
James H. Simmons (2)	2,500	2,500	0
Ronald Smith (2)	55,536	55,536	0
James Somers (2)	50,819	50,819	0
Denis Wong (2)	4,718	4,718	0
Warren Woon (2)	4,718	4,718	0
Susan Marie Hayes (2)	148,804	148,804	0
Neil D. Dabney (2)	148,802	148,802	0

* Indicates less than one percent.
(1) Assumes that all shares will be resold by the selling stockholders after this offering.
(2) Shares offered by these holders consist solely of shares issuable upon exercise of warrants.
(3) Assuming exercise of all of its warrants Trilogy Capital Partners would own 2.9% of the Company.

PLAN OF DISTRIBUTION

We are registering 8,655,366 shares of our common stock for resale by the selling stockholders identified in the section above entitled "Selling Stockholders." We will receive none of the proceeds from the sale of these shares by the selling stockholders. The common stock may be sold from time to time to purchasers:

o	directly by the selling stockholders; or

o	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.

These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

o	an exchange distribution in accordance with the rules of the applicable exchange;

o	privately negotiated transactions;

o	settlement of short sales;

o	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o	a combination of any such methods of sale;

o	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

o	any other method permitted pursuant to applicable law.

Neither the selling stockholders nor we can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the selling stockholders or the purchasers of the common stock. We know of no existing arrangements between the selling stockholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

The selling stockholders may also enter into hedging transactions, and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our selling stockholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended, in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our selling stockholders may receive might be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be an underwriter under Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all expenses relating to the sale of our common shares under this prospectus, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders. We have agreed to indemnify some of the selling stockholders against certain losses, claims, obligations, damages and liabilities, including liabilities under the Securities Act.

Any common shares offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

We are not a party to any material legal proceeding, nor to the knowledge of management, are any legal proceedings threatened against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the normal course of business.

MANAGEMENT

Our Bylaws provide that the Board of Directors is to be composed of no less than one (1) director with the Board able to set the exact number of directors by majority vote. The exact number of directors is currently set at two by resolution of the Board. The directors are elected or appointed to serve until the next annual meeting. The following table sets forth as of March 15, 2006, the name, age and position of the directors and the date they joined the Board of Directors:

Name	Age	Position	Director Since
Richard Lusk	51	CEO, President & Director	2001
Suyen Castellon	33	Director & Secretary	2001
Reid Dabney	54	SVP & CFO	NA
Daniel O’Shea	23	SVP & Chief Experience Officer	NA
Jean-Pierre Poveda	29	SVP & Chief Technology Officer	NA
Oliver Starr	38	SVP & Chief Mobility Officer	NA

        Effective February 13, 2006, as part of the merger, all the above directors were appointed to the board of Foldera. This disclosure relates to the business of Taskport prior to the merger.

BUSINESS EXPERIENCE

Richard Lusk - Mr. Lusk became a Director the Chief Executive Officer and President of Foldera on February 13, 2006. Mr. Lusk founded Taskport in 2001 and was a director, CEO and President from inception. Mr. Lusk is responsible for the overall vision of our company, including corporate objectives, initiatives, policies, strategic business development and high-level direction of the software development effort. From January 1999 to March 2001, Mr. Lusk was cofounder of Predictive Technologies and a founding shareholder of OANDA, a currency conversion web site. OANDA has won wide acclaim as the best source for foreign exchange rates with over 13,000 customers including AOL, Travelocity, American Express, FedEx and Microsoft. Mr. Lusk has been an active angel investor and a founding partner of Platform Technologies, a New York-based software company that develops electronic trading solutions. Mr. Lusk has experience in software related mergers and acquisitions. In addition to his technology-related endeavors, Mr. Lusk has enjoyed a successful 20-year career operating high-end residential specialty construction businesses.

Suyen Castellon - Ms. Castellon became a director and secretary of Foldera on February 13, 2006. She was a director and secretary of Taskport since its inception in 2001. Prior to Taskport, Ms. Castellon was an administrative assistant to the CEO at Custom Branded Networks, from January 1996 to April 2001. Suyen Castellon is married to Richard Lusk, CEO, President and Director.

Reid Dabney - Mr. Dabney became Senior VP and CFO of Folder on February 13, 2006. Mr. Dabney was Taskport’s Chief Financial Officer since March 2005. Since July 2003, Mr. Dabney has been engaged by CFO 911 as a business and financial consultant. During the same period, Mr. Dabney also served as Vice President of National Securities, a broker-dealer firm specializing in raising equity for private operating businesses that have agreed to become a public company through a reverse merger transaction with a publicly traded shell company. From June 2002 to January 2003, Mr. Dabney was the chief financial officer of House Ear Institute in Los Angeles, California, from March 2001 to June 2002, he was senior vice president of Gerard Klauer Mattison, a New York based broker-dealer firm and from January 2000 to March 2001, he was the senior vice president of Ladenburg Thalmann, a broker-dealer firm. Mr. Dabney received a Bachelor of Arts degree from Claremont McKenna College and a Masters of Business Administration, Finance degree from the University of Pennsylvania’s Wharton School.

Daniel O’Shea - Mr. O’Shea became SVP and Chief Experience Officer of Foldera on February 13, 2006. He was Taskport’s Chief Information Architect and the Senior Engineer of GUI Development since joining Taskport in April 2001. As a founding member, Mr. O’Shea was Taskport’s first software developer. Mr. O’Shea has been an instrumental contributor to the requirements, design, architecture and implementation of the Foldera application. He has been responsible for integrating a usability engineering lifecycle into the development process to ensure that the application will meet the need of its users. Furthermore, Mr. O’Shea has played a key role in the development of corporate policy and procedure, which has made it possible to efficiently develop the Foldera application. Prior to joining Foldera, Mr. O’Shea developed expertise in Human/Computer Interaction and Application Usability Engineering from January 1999 to April 2001 as an independent technology consultant, working with clients like Mercedes Benz, as well as with a variety of small-to-medium sized businesses.

Jean-Pierre Poveda - Mr. Poveda became SVP and Chief Technology Officer of Foldera on February 13, 2006 and was Taskport’s Chief Software Architect over Core Development and Production Services since February 2002. As a founding member, and the second developer to join the product development team, Mr. Poveda played a key role in the design, architecting and implementation of the Foldera application. He has also played a central role in project management, feature development and cultivating relationships and alliances with various technology partners and business partners, as well as in the budgeting and financial planning of development and production services. Mr. Poveda has also been the primary architect of Foldera’s horizontal scaling, server architecture and works with Foldera’s patent and intellectual property counsel to protect intellectual properties. Prior to joining Taskport, Mr. Poveda had 11 years of experience in application development, technology infrastructure analysis and organizational leadership. This technical and organizational experience includes development and support for Toyota Motor Sales from January 2001 to February 2002. From January 1998 to January 2001, Mr. Poveda managed and maintained network infrastructure and designed and developed database solutions for Four Square International. Prior to that Mr. Poveda had four years of experience as a technology consultant to various medical and legal firms, numerous technical accreditations from Microsoft and Cisco and international consulting work in Mexico, Guatemala, South Africa, Malawi, Mozambique and Zambia.

Oliver Starr- Mr. Starr became SVP and Chief Mobility Officer of Foldera on February 13, 2006. From July 1, 2002 to July 1, 2005 he was the Chief Executive Officer and Chief Information Officer of Avastar, Inc, a Marketing/Distribution company. From March 2002 to July 1, 2002, he was the Chief Technology Officer of Hello, Inc. a VAR in the telecom industry. Concurrently, he is the author of MobileCrunch, a TechCrunch Network blog devoted to "Exploring Mobile 2.0", and a contributor to MobHappy.com. In addition, Oliver is an Executive in Residence with Angel Strategies, a $300 million venture capital fund.

Family Relationships

        Our two directors, Richard Lusk and Suyen Castellon, are married. There are no other family relationships.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 30, 2006 certain information with respect to the beneficial ownership of our voting securities by (i) any person (including any "group" as that term is used in Section 13 (d) (3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of any class of our voting securities, (ii) each director, (iii) each of the Named Executive Officers, and (iv) all of our current directors and executive officers as a group.

Except as otherwise indicated below, we believe the persons whose names appear in the table above have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to applicable community property laws.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned[1]	Percentage of Shares Outstanding
Richard Lusk2	13,791,471	55.0%
Suyen Castellon2[2]	13,791,471	55.0%
Reid Dabney	37,500	*
Daniel O’Shea	556,193	2.2%
Jean Pierre Poveda	556,193	2.2%
Oliver Starr	0	*
All executive offers and directors as a group (6 persons)	14,941,357	59.5%

*Less than 1%

1 Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power and also any shares which the stockholder has the right to acquire within 60 days of the March 30, 2006, whether through the exercise or conversion of any stock option, convertible security warrant or other right.
2 Includes a total of 13,791,471 shares held by the Lusk Family Trust. Richard Lusk and his wife, Suyen Castellon, are co-trustees of the trust.

CHANGE OF CONTROL

To the knowledge of management, there are no present arrangements or pledges of securities of our company that may result in a change in control of the company.

DESCRIPTION OF SECURITIES

GENERAL

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share.

COMMON STOCK

The securities being offered by the selling stockholders are shares of our common stock. As of April 1, 2006, there were issued and outstanding 25,118,330 shares of common stock that were held of record by 412 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered in this offering will be fully paid and not liable for further call or assessment.

Please review our articles of incorporation, as amended, and bylaws, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our shares.

The holders of common stock do not have cumulative voting rights, which means that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. Except as otherwise required by Colorado law, all stockholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of stockholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy.

WARRANTS

As of April 1, 2006, there were outstanding warrants to purchase a total of 2,222,391 shares of our common stock, 512,300 at an exercise price of $0.25 per share; 317,215 at an exercise price of $1.00 per share and 1,392,856 at an exercise price of $2.00 per share. The warrants are immediately exercisable. Each warrant was shall remain outstanding for five years from its issuance date. The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including reclassifications, reorganizations or combinations of the common stock. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

LEGAL MATTERS

The validity of the common stock to be sold by the selling stockholders under this prospectus will be passed upon for us by Richardson & Patel LLP.

EXPERTS

The financial statements included in this prospectus have been audited by Kabani and Company, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by the Nevada Revised Statutes.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

DESCRIPTION OF BUSINESS

OVERVIEW

Expert Systems, Inc. (“Expert”) was incorporated in the state of Nevada. Expert entered into an Agreement and Plan of Merger as of February 6, 2006 by and among Expert, Taskport, Inc. and the stockholders of Taskport. The merger closed on February 13, 2006. Concurrent with the merger, we changed our name to Foldera, Inc. ("Foldera," “we,” “us,” “our,” or the “company”). After the transaction, former Expert stockholders owned 2,139,000 shares and former Taskport stockholders owned 22,828,430 shares of our common stock. Since the stockholders of Taskport acquired a majority of the issued and outstanding shares of Expert and the Taskport management team and board of directors became the management team and board of directors of Expert, according to FASB Statement No. 141 - "Business Combinations," this acquisition has been treated as a recapitalization for accounting purposes, in a manner similar to reverse acquisition accounting.

PRODUCTS

Organizing Chaos and Information Overload

Businesses are being bombarded with information.

Billions of emails, instant messages and documents are being transmitted and received each day in a disorganized way. Workers are feeling increasingly frustrated and overwhelmed with the burden of manually sorting, prioritizing and organizing this mountain of information. Compounding the problem is that much of the information is being trapped in disconnected, single-purpose applications such as email and instant messaging services or on disparate laptops and personal computers. Isolating information in this fashion makes it even more difficult and time consuming for users to organize, find and access their information when and where they need it.

We believe there is large global demand for a solution that relieves workers of the burden of organizing their information manually and puts an end to this information chaos. We think that traditional stand-alone applications like email, calendaring and instant messaging are simply features of a new, more powerful and integrated product.

We call this product Foldera.

FOLDERA - A PRODUCTIVITY SOLUTION FOR SMALL AND MIDSIZED BUSINESSES

Foldera is the free and easy to use web-based Organizer and Messaging/Collaboration Service that organizes your email, instant messages and documents while you work.

The Foldera productivity suite for businesses combines email, instant messaging, a document manager, a task manager, a calendar, a contact manager, an organizer and sharable Activity Folder applications into one seamless interface, available with a single login from any web browser. Foldera has the unique ability to automatically sort and file your sent and incoming emails, instant message dialogs, documents, tasks and events into folders, on a project-by-project basis, while you work. This means that our members will never have to toggle between disconnected applications or manually sort and file their information into traditional folders ever again.

Any business can sign up online and create a free account, and invite an unlimited number of employees, consultants, teams or other members to use the Foldera feature set in just a few minutes.

PRODUCT OVERVIEW

This is how Foldera works:
We utilize our own proprietary technology to invert the sorting and filing paradigm. This means that Foldera does the sorting and filing, not our members. And, we do it while our members perform their work activities, not afterwards, as they do now.

We accomplish this by placing project specific Activity Folders at the center of a collaboration effort, not an unfiltered email inbox. With Foldera, our members still use email, but now they access their email application, and other applications, from within shared Activity Folders, with each Activity Folder dedicated to a distinct project. This unique feature enables our members to communicate and share information with others within the context of a specific project or activity, while automatically sorting and filing their information as they work.

For example, each Activity Folder groups together, in chronological order, all of the email (sent and received), instant messaging dialogs, comments, tasks, documents and calendar events related to that specific project or activity. These records are live files that can be opened, edited, shared and then saved again.

New information is instantly organized and available to all entitled members in one centralized location on the internet. With Foldera, communications are more efficient and effective, and information sharing is faster, easier and more reliable than when using disconnected, single-purpose applications and traditional email without Foldera. By using Foldera’s organization, messaging and collaboration system, business teams are always kept up to date, and working more productively on a parallel basis, saving time and potential confusion within the business.

Businesses can be up and running and fully coordinated on Foldera in minutes, with our easy-to-use web interface. Foldera also enables businesses to add additional team members and to sign up for additional data storage should the need arise. From a member’s perspective, there is no hardware to buy, there are no downloads, no patches, no upgrade cycles, no IT resource involvement for set up or maintenance, no long-term contracts and the basic service is free. Because the Foldera product offering is browser-based, we anticipate that members will require very modest training in order to effectively utilize our product.

THE FOLDERA FEATURE SET

The Foldera application includes the following key features:

Activity Folders - Foldera Activity Folders are similar to the folders you already use in your email application or on your personal computer, but with two key differences.

1) With traditional email or pc folders, you work with email, instant messaging and documents first, and then you sort your information and file it into folders afterwards, by hand. Foldera inverts the “work first, then file” paradigm. Here’s how. With Foldera Activity Folders, you launch your email, instant messaging, document management and other applications from within each Activity Folder. Then, the Activity Folder files the new information as you create it and in real time. For example, sent email is saved within the Activity Folder that the sent message was originated, not just an undifferentiated sent folder containing email related to dozens of projects and activities. The incoming reply to that message is filtered back into the Activity Folder from which the message originated. This means that our members can view a chronological log of every sent and received email, IM dialog, document, task and event related to each specific project or activity, all in one centralized location on the internet. Foldera members will never have to waste time performing inbox triage or search for a critical email in a sent mail folder ever again.

2) The folders on your pc are not easy to share and are generally unavailable when you are away from your pc. In contrast, Foldera Activity Folders are available at any time from wherever you are using any web browser connected to the internet. Our members can easily share specific information within an Activity Folder or an entire Activity Folder with others. Activity Folders can be marked private, and only you will have access, or they can be marked public so that others may gain access.

Activity Folders keep project teams, email, instant message dialogs, tasks, calendar events and documents related to one project separate from the project teams and information related to other projects. Businesses create an Activity Folder for each of their projects or activities. Members may create as many Activity Folders as they like, and label them however they want. Activity Folders are a powerful way to manage multiple projects, teams, applications and information from a single interface.

Email - Our email application is web-based, so our members can access their email at work, at home or while on the road. Our members launch their email application from within each Activity Folder. Sent and incoming emails are automatically and chronologically sorted and filed into the Activity Folder from which the email originated. Our email application enables teams to communicate in the context of a specific project or activity.

Instant Messenger (IM) - Chat with MSN Messenger, Google Talk, AOL Instant Messenger (AIM) and Yahoo! Messenger . Our members launch their Instant Messenger application from within each Activity Folder. Instant message dialogs are organized by project, chronologically in Activity Folders. Our instant messaging application enables teams to communicate within the context of a specific project or activity.

Document Manager - Our members launch their Document management application from within each Activity Folder. Documents, and versions, are organized by project, chronologically in Activity Folders. The Foldera document manager includes online document sharing, secure storage, version control, comments and locking features.

Task Manager - Our members launch their Task management application from within each Activity Folder. Tasks are organized by project, chronologically in Activity Folders. Members can track what’s due when, see what got done, make comments about their progress, view, delegate and edit tasks. Members can instantly view the tasks that they delegated to others or the tasks that others have delegated to them, all on a project-by-project basis.

Calendar - Our members launch their Calendar application from within each Activity Folder. Calendar events are organized by project, with sharing, invitation/subscription and busy/free.

Contact Manager - With contact sharing, comments and private notes.

Comments Tool - Engage in discussions or track personal notes regarding each task, event, document and contact in your Foldera.

Address Book Import - Easily import your address book from Outlook, Lotus Notes, Gmail, Yahoo Mail and Hotmail.

Sharing Manager - Our members can decide what others can see and do with the information they create and upload into their Activity Folders.

Reliability - We expect our members will have access to information in their activity folders on a 24/7 basis.

Security/ Disaster Recovery - Our member’s information is safe and secure in our data center.

Ease Of Use - Foldera is browser based, and has an intuitive and easy-to-use interface.

No Risk - No credit card is required to begin using Foldera.

Anti-Spam/Anti-Virus Protection - To help ensure the integrity of your information.

Encryption - No one can view our member’s information as it travels over the internet.

No Downloads - Foldera will not interfere with your computer or tie up critical computer memory to store the Foldera application.

No Hardware or Software To Buy - Because Foldera is web-based, the application is accessed through the internet and resides on servers at our data center.

No IT Department/No Complexity - A Foldera can be set up by non-technical personal in just a few minutes so that no member corporate IT resources are required to oversee the Foldera installation or to be involved with ongoing maintenance.

Web Based - Our members can access their email, instant messenger, documents, tasks, calendars, teams and other information at any time, from wherever they are, from any computer connected to the internet.

No Annoying Banners or Popup Ads - The company carefully screens content to ensure that no banner ads or popups interfere with members’ utilization of the Foldera product suite.

No Spyware - The company carefully filters content to ensure that no Spyware interferes with the Foldera product suite.

Online Storage - Each account comes with 250MB of free storage. If that’s not enough, then our members can purchase additional storage from the company.

Unlimited Members - Our members may invite as many new members into their accounts as they like.

Import/Export - Our members may import/export their data to/from their Foldera whenever they like.

Status Notifications - Members can instantly find out what’s new at work, and on a project-by-project basis.

Personal Preferences - You can personalize your Foldera to the way you work, not the other way around.

Work Prioritizer - View critical work first.

No More Inbox Triage - Your email is automatically sorted and categorized. Foldera adds structure to unstructured information.

Branding - Our members can easily customize their Foldera with their logo and colors.

Compatibility - Our members can access their Foldera using Internet Explorer, Firefox, Safari and Opera Browsers.

Support - Our online help center is always available for free. Phone support is available on a per incident basis.

Immediacy - Members can be up and running in minutes.

Affordability - Foldera is a free service.

The Benefits of Using Foldera

With Foldera, you can:

Integrate

With Foldera, your email, instant messenger, document manager, task manager, contact manager and calendar applications are all combined into one seamless interface, and are accessible with a single login.

•	No more toggling between disconnected, single-purpose applications in a disorderly fashion
•	Eliminates information islands - No more lost or trapped data
•	Centralizes your teams, projects, activities, communications and information exchanges
•	Hypertask and effortlessly manages multiple projects, teams and applications from a single interface
•	Integrated Google search - Conduct Google searches right from within your Foldera

Organize

Foldera automatically sorts and files sent and received email, instant message dialogs, tasks, documents and calendar events into Activity Folders on a project-by-project basis while you work. This means that our members will never have to sort and file information into traditional folders ever again.

•	Saves time and increases productivity
•	Instantly locates what you need to do your work
•	Organizes project information automatically, proactively, chronologically and in real time
•	Keeps information synced between work and home
•	Always have the latest information at your fingertips
•	Less hassle - No more prioritizing, sorting or filing anything into traditional folders ever again
•	View critical information first - No more inbox triage

Communicate

Foldera makes it possible to exploit email and instant messaging applications within the context of a single business project or activity, so every exchange or communication made in the execution of an activity is grouped together, live, in one centralized place.

•	Eliminates inbox and sent folder triage
•	Sends and receives email and conducts instant message dialogs in the context of your projects and activities
•	Communicates more effectively and efficiently with clearer objectives and priorities
•	Makes comments in the context of specific documents, tasks, events and contacts, so nothing falls through the cracks
•	Enforces group memory for your teams and projects, so members can see how decisions were made
•	Saves money by reducing meeting and travel time
•	Fewer face-to-face meetings are necessary
•	Makes fewer costly mistakes
•	A member can see who is online and get the answers they need
•	Stays connected to others
•	Reduces email and phone tag

Share

Foldera captures, in live object form, all of your team’s instant message dialogs, the documents you create and share, the tasks you delegate and the calendar events you create. These objects can be reopened, shared, edited, copied and saved at will.

•	Personal Activity Folders keep your private information separate from your public, shared information
•	Activity Folders keep information related to one project or activity separate from information related to other projects and activities
•	You decide what others can see and do with the information that you create
•	Work better together
•	Get something across to everyone at the same time
•	Work together virtually with others on activities and projects as if you were in the same physical location
•	Shares documents in the context of specific projects and activities
•	Shares projects and activities with others outside the business

Access

Stay connected to your work, teams, applications and information at any time, from wherever you are, in one centralized location on the web

•	Foldera enables teams to work together virtually on documents, tasks and calendar events -as if they were in the same physical location
•	Works across firewalls
•	Access your Foldera from the Internet Explorer, Firefox, Safari and Opera Browsers.

Notify

Instantly notify others and receive notifications every time something changes, on a project-by-project basis, ensuring that your team is informed and up to date and in sync effortlessly.

•	Increases efficiency - Because everyone on your team has the applications, teams and information they need at their fingertips, in one centralized location on the internet
•	Gets the latest information and helps you make better, informed decisions
•	Gets work done faster - Respond to issues quicker and make fewer costly mistakes

Manage

Manage multiple projects, teams and applications from a single interface

•	Manages the lifecycle of each document
•	Delegates tasks and tracks them to completion
•	Effortlessly sets meetings and conference calls
•	See all of your projects and related teams at a glance
•	Manages relationships across company boundaries
•	Effortlessly manages a greater volume of information, enabling members to get more done in less time
•	Easily adds, substitutes and deletes team members with just one click - This is a great way to get new members up to date quickly
•	Effortlessly sets controls on your member’s ability to author, read and delete pages and access specific Activity Folders or information
•	Instantly invites new members to your workgroup’s Foldera via email

Archive

Backup your critical information as it is created. Keep everything private and secure, in real time

•	Generous 250MB storage, per account
•	When disaster strikes, member information is safe and secure
•	It’s your information; get your information out of Foldera as easily as you put it in
•	Enforced team memory - Foldera enables an online paper trail for each project or activity
•	Get a new member of the project team up to speed quickly

Personalize

Personalize your Foldera to work the way you work

•	Customize the branding of your login page and project the image of success
•	Your logo, colors and brand
•	Custom views
•	Custom settings

Secure

Your information is encrypted, so it is safe and secure as it travels over the internet

•	Integrated spam and spim filtering
•	Virus scanning
•	Private and secure - Your information is backed up in real time
•	Peace of mind that comes with knowing that your critical information is safe and secure in our data center

Simplify

Foldera is a simpler way of getting everyone together

•	Browser-based access to your projects, activities, workgroups, applications and information from wherever you are

•	Easy to use - No training
•	World class customer care - Get answers 24 hours a day, 7 days a week
•	Save time - No more sorting and filing information into traditional folders by hand
•	Nothing to download - Foldera won’t change anything on your Mac or PC
•	No hassle and no complexity - Be up and running in minutes
•	No hardware or software to buy or maintain
•	No long-term contract - Cancel whenever you want
•	Easily import your address book from Outlook, Hotmail, Yahoo mail and others
•	No credit card - No commitment
•	No upgrade cycle - You always have the latest version
•	No IT staff needed to setup and run your Foldera
•	Save money - On overnight shipping, travel, paper, fax and postage
•	Work with familiar applications that you already know how to use

MARKET RESEARCH

According to a 2005 study conducted by Grant Thornton Research, a leading firm of chartered accountants, management consultants and other professional advisers, the average business owner spends an hour and a half each day processing email. Further, a Palo Alto Research Center Study by Bellotti and Ducheneaut conducted in 2005 indicated that employees spent 10% of their time filing messages and about 8% of their time searching to find the messages they need to do their jobs. This means that the typical information worker wastes more than two hours each week searching, sorting and filing information.

The messaging/collaboration segment of the global software market is large, rapidly growing and undergoing a shift away from “on premises” providers to “hosted providers” like Foldera. In 2004, according to Radicati Group, a consulting group founded in 1993 to provide market research on the messaging and collaboration market, “revenue in the corporate Messaging and Collaboration Software segment expanded by nearly 10% to roughly $2.85 billion.” Additionally, “during 2004, the number of e-mail users increased by over 22%, to 1.1 billion global mailboxes,” according to Radicati Group.

In a consumer survey conducted during 2004 by Harris Interactive(R) Inc., a leader in internet-based market research, among U. S. adults who regularly use a computer at work, 78% said they would use a collaboration technology, such as electronic workspaces, shared calendars and shared task lists, if their company implemented it. Nearly half of those surveyed said they would like a collaboration technology to centrally track, store and retrieve information related to projects and team activities. Additionally, 28% said that using the right collaboration tools at work would save them up to five hours each week.

INDUSTRY OVERVIEW

We intend to participate in two large industry segments: the messaging and collaboration portion of the software market and the search-based advertising market.

The Messaging and Collaboration Software Market

The messaging/collaboration software segment is comprised of “on premise” software providers and “hosted service” providers. Microsoft Corporation and IBM (International Business Machines) currently dominate the “on premise” messaging market, accounting for roughly 55% of all mailboxes. According to Radicati Group, Microsoft’s market share was 31% in 2004 (and is projected to grow to 33% in 2008), while IBM had a 24% share of the market in 2004 (which is forecast to decline to 17% in 2008).

The Radicati Group is forecasting that the fastest growing segment of the Messaging and Collaboration software market will be for “hosted services.” This is expected to lead to a flat to declining market for the “on premise” portion of the market, with a continuation of the trend toward outsourced and hosted email solutions. Radicati Group projects that over one-third of all companies would outsource their email solutions to hosting service providers in 2005, up significantly from the 9% that was outsourced in 2002, 18% in 2003 and 30% in 2004. Foldera is a hosting service provider.

The Search-Based Advertising Market

A growing trend on the internet is the proliferation of free services that utilize advertising revenues as their primary source of income. For example, numerous companies such as Google.com, Ask.com, Myway.com, Technorati.com, Weather.com, AOL.com, Yahoo.com, MSN.com, and Blogger.com utilize similar ad supported models.

According to eMarketer, Inc. paid search is expected to grow faster than any other sector of online advertising, increasing from $3.9 billion in 2004 to $6.7 billion in 2008.

We intend to integrate a paid search feature into each page of our online service and we expect to derive a substantial portion of our revenue from this feature. We have selected Google’s “AdSense for Search” program to capitalize on Google’s popularity with internet searchers. Google leads the U.S. Internet search industry with a 47.3 % share of all queries, according to Nielson Net Ratings, followed by Yahoo at 20.9% and MSN-Microsoft at 13.6%. An average of 3.8 billion searches were conducted monthly during 2004, according to ComScore Networks, with each searcher entering an average of 35 searches per month. In a July 2004 study, Nielson/NetRatings reported that the growth in demand for paid search advertising was outpacing growth in web page supply, leading to higher prices for search-related advertising.

According to Jupiter Research, the average cost per click was $0.29 in 2003 and $0.36 in 2004 and was forecast to reach $0.40 in 2005 and $0.42 in 2006. Of greater significance to our business model, according to a December 2004 report from Majestic Research, based on proprietary ComScore Networks data, the average cost per click for Google AdWords is already $0.54. Jupiter Research also indicates that one out of seven search queries results in a click on paid listings.

Further underscoring our belief that search-related revenue opportunities are significant, according to a July 2005 Forrester Research survey, 84% of marketers planned to increase US online ad budgets in 2005. In order to fund an increase in online spending in 2005, almost half the marketers planned to decrease spending in traditional channels, including magazines, direct mail and newspapers. Most marketers see traditional channels becoming less effective over the next several years and, given the pressure they face to make every dollar count, we believe marketers will shift spending to channels they believe will be more effective. Forrester projects the online Marketing and Advertising market will reach $26 billion by 2010.

TARGET AUDIENCE - THE SMB MARKET

We intend to target the small-to-mid-sized business (“SMB”) marketplace for Foldera. According to the Small Business Administration, there are approximately 22.9 million small businesses in the United States alone. Small businesses provide approximately 75% of the new jobs added to the economy and employ 50.1% of the private sector’s workforce. According to Gartner, Inc., a leading provider of research and analysis on the global information technology industry, worldwide business spending on IT will exceed $2 Trillion in 2005. Foldera believes that the complexity and high cost of ownership of messaging and collaboration software has prevented small businesses from deploying this type of software in the past.

REVENUE MODEL

We anticipate generating revenue from two primary sources: the up-selling of Premium Services and Paid Search Advertising. Premium Service revenue is derived from the sale of extra storage, vanity email domain hosting, custom branding and technical support by phone. Paid search revenue is derived each time a Foldera member uses the embedded Google search box and then clicks on the ad of an advertiser in the Google network.

We project that each Foldera business account will have an average of 25 members.

Sales of Premium Storage

Our basic account will include 250MB of free storage. We expect to up-sell a small portion of our basic accounts to our premium storage package. We project that storage revenue will increase over time as members store more information each year.

MX Record E-mail Hosting

Each basic Foldera account will include a standard Foldera email domain, for example: jdoe@yourcompanyname.Foldera.com. We will also offer to host a vanity email domain name for each account. Vanity email domains, such as jdoe@yourcompanyname.com, are available for an additional one-time charge of $100. We anticipate that a small portion of our accounts will upgrade to a vanity e-mail domain name.

Custom Branding

Foldera enables its users to easily upload their logos and to select a color scheme that matches the look and feel of their marketing website. Branding assistance will be available for a one-time charge of $100 and we project that a small portion of our accounts will ask for assistance in customizing the branding of their Foldera.

Premium Tech Support

Foldera has a free and easy to use help trail embedded throughout its application. We project that a small portion of our accounts will require additional technical support assistance. Technical phone support will be available for $30 per incident. We intend to outsource our technical support operation.

Paid Search Revenue

Google has a recognized and well established program for publishers like Foldera, which seek to monetize their traffic and web content. The program is called AdSense for Search. We intend to integrate this Google search feature into each page of our online application. Google AdSense combines Google’s search technology with thousands of keyword advertisers to deliver targeted text-based ads to search result pages. People find these ads useful and click on them and, when they do, Google shares a portion of the revenue with the web publisher.

According to Majestic Research, searchers click on ads 17% of the time they search, or one for every six searches, and the average revenue generated per click is $0.54.

 ROLLOUT STRATEGY AND TIMETABLE

Following over four years of system development, we intend to launch a limited pre-release beta service in the second quarter of 2006.

Network Marketing and Distribution Strategy

To quickly and cost-effectively introduce Foldera to the global marketplace, we intend to give Foldera away for free and utilize a grassroots network marketing approach modeled after several other successful web-based technology product launches. For example Hotmail (and others, including Myway, Skype, Firefox, MySpace, Friendster, Flickr, Facebook, Orkut and Linkedin) have used this Marketing and Distribution strategy successfully, obtaining millions of members in a very short period of time.

Foldera believes that when people discover a remarkable online service, they like to tell their friends and business associates about it, who, in turn, tell others through word-of-mouth or email communications. This network marketing approach served as the foundation for the roll out of Hotmail. While Foldera’s roll out will be modeled after Hotmail’s, we can offer no assurances that the market will similarly receive our product.

Foldera believes that the money that would have otherwise been spent on advertising our product will be better used in making our application as feature rich and user friendly as possible. We believe that satisfied members are more apt to tell their friends and spread the word about Foldera, giving us free network-enhanced word-of-mouth advertising. In effect, we anticipate that our customers will become our advertising advocates. For example, MySpace, which was launched in late 2003, gave musicians free web sites on which to post their songs and allowed fans to build their own web pages in order to connect with like-minded enthusiasts. “MySpace never spent money on advertising and now has 22.5 million users,” according to an August 1, 2005 Newsweek article. In July of 2005, MySpace was sold to News Corp for $580 Million Dollars.

Our free and frictionless self service sign-up model is expected to remove the pricing barrier that has prevented most small-to-medium sized businesses from owning similar software in the past. We believe this pricing strategy will help us gain market share faster than if we charged a higher price for our software and spent more on sales and marketing initiatives.

Initially, we will attempt to engage the interest of bloggers and technology enthusiasts (i.e. people who are fundamentally committed to new technology). As such, they are typically the first customers for anything that is truly brand new in the technology marketplace. From a marketing point of view, technologists exercise great influence over, and act as gatekeepers of, the rest of the technology product life cycle. If they reject a product, no one else will give the product a second chance. An additional benefit to courting this group is that they are typically very vocal and active in assisting technology companies in shaping their products and in disseminating product information and attributes to the broader market.

Because of our limited ability, at least initially, to meet the expected heavy demand for Foldera accounts, we intend to limit the number of accounts an existing Foldera account can refer to others but we will not restrict the number of members that can be signed up within an existing account. The purpose of this strategy is twofold. First, it enables us to meet demand and scale the application in a responsible way. Second, by making prospective early adopters line up for access and having them wait before they are granted membership, we will further enhance the sense of entitlement and community members will feel when they have been admitted. For example, this strategy was utilized effectively when Google launched their email product called Gmail.

ONGOING IMPROVEMENTS - FOLDERA’S TECHNOLOGY ROADMAP

Our mission is to create the best web-based Organizer and Messaging/Collaboration service in the world. In pursuit of that mission, we intend to rapidly respond to ongoing customer feedback and feature requests. Here are just a few items on our product roadmap:

Offline Content Synchronization

This feature will enable members to work within their Foldera application when an internet connection is unavailable. This is possible using our proprietary web folder technology that establishes a local version of Foldera on a member’s local personal computer. All of a member’s offline information will then be uploaded and synced up to the online information the next time the member logs into his or her Foldera over the internet.

Wireless Access

This feature will enable our members to access their Foldera from any wireless device. For example, if a member is away from the office, the member will be able to remotely access, check and respond to email, obtain the phone numbers of their contacts and review, edit and share documents.

Enterprise Server Solution

Foldera’s primary focus will be on small-to-midsized businesses, but we anticipate that some large enterprises will want their own, on-premises version of the Foldera application. For this reason, we intend to create a Foldera enterprise server solution which will include a preconfigured Dell server(s) with a private version of the Foldera application to be hosted in the enterprise’s infrastructure, rather than on our servers.

The Foldera Software Development Kit (SDK)

This tool will enable outside developers to expose their applications from within the Foldera framework. For example, a real estate company may want to expose Multiple Listing Service (MLS) home listing data into the Foldera being used by their real estate agents. The Foldera SDK will make this possible by allowing outside developers to customize the application to suit their particular purpose.

The Foldera API

We intend to enable other software developers to expose Foldera within their applications. These experiments, often referred to as “mashups,” have yielded significant product extensions for Google, Flickr and numerous other technology companies.

Audio and Video Conferencing

These features will enable our members to conduct voice and video conferences from within the shared Activity Folder framework. We envision that these services will be sold on a monthly subscription basis.

Expansion of the Integrated Toolset

We intend to add voice over internet protocol (VOIP) telephony, fax service and a photo organizer into our shared Activity Folder framework.

Expanding Verticals

In the future, we intend to customize the application for specific vertical industries. For example, we plan to create a version suited to contractors, engineers, consultants, architects, developers, project managers, students and many other potential operations.

PATENTS AND INTELLECTUAL PROPERTY

We regard our organizer and messaging/collaboration software solution as proprietary and rely primarily on a combination of copyright, trademark and trade secret laws of general applicability, employee confidentiality and other intellectual property protection methods to safeguard our technology, processes and system. There can be no assurance that these protections will be adequate to prevent our competitors from misappropriating our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

We filed a U.S. Provisional Patent Application Serial No. 60/517,271, with the US Patent and Trademark Office on November 4, 2003. The following is an abstract taken from the application. “Taskport is a scalable and reliable collaborative software application that provides an information hub that serves as a single portal to using applications in an aggregated, collaborative manner, thereby eliminating the need for constant transmission / reception of information to achieve collaboration, is presented. The present invention creates a portal for all entities, and enables access, storage, sharing, and response to related information from anywhere at anytime on any access unit in a collaborative and collective methodology. The present invention also provides object-based security and object-based threaded discussion sessions for all objects generated by the various applications.” There can be no assurance that our patent application will result in any patent being issued to us or, if issued, that any patent claims will be of sufficient scope or strength to provide any meaningful competitive advantage to us. In addition, any patent may be challenged, invalidated or circumvented and any right granted thereunder may not provide meaningful protection to us.

Our intellectual property also includes the copyrighted source code for the Foldera application. We also own the registered trademark for the Foldera system name.

Additionally, we own the following service marks:

•	Group Information Manager
•	Group Information Organizer
•	Group Information Collaborator

We also own the word mark - Foldera - (serial number 78367135).

We rely upon our efforts to design and implement improvements to our Foldera system to maintain a competitive position in the marketplace.

COMPANY INFORMATION

Our company’s corporate headquarters are located at 17011 Beach Blvd., Suite 1500, Huntington Beach, California 92647 and our telephone number is (714) 766-8700. Our company’s web site is located at www.Foldera.com. Information on our company’s web site is not part of this prospectus.

COMPETITION

We face competition from other messaging and collaboration service providers, including companies that are not yet known to our management. We compete with internet companies, particularly in the areas of email and instant messaging, and we may also compete with companies that sell products and services online because these companies are attempting to attract users to their web sites to search for information about products and services. Many of our competitors have more employees and cash reserves than we have. Many of our competitors also have longer operating histories and more established relationships with customers and can use their experience and resources in a variety of competitive ways against us, including by making acquisitions, investing more aggressively in research and development and competing more aggressively for advertisers and web sites. Some of our competitors may have a greater ability to attract and retain users than we do due to their broader range of content, products and services. If our competitors are successful in providing a similar or better messaging and collaboration application compared to our application or are able to leverage their platforms to make their services easier to access, we could experience a significant decline in user traffic. Any such decline in traffic could materially and adversely affect our revenues and potential profitability.

We also compete with destination web sites that seek to increase their search-related traffic. These destination web sites may include those operated by internet access providers, such as cable and DSL service providers. Because our users will need to access our services through internet access providers, our users will have direct relationships with these providers. If an access provider or a computer/computing device manufacturer offers online services that compete with our services, the user may find it more convenient to use the services of the access provider or manufacturer than those of Foldera. Additionally, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider’s or manufacturer’s own menu of offerings. Also, because the access provider gathers information from the user in connection with the establishment of a billing relationship, the access provider may be more effective than us in tailoring services and advertisements to the specific tastes of the user.

Finally, there has been a trend toward industry consolidation among our competitors, and smaller competitors today may become larger competitors in the future. If our competitors are more successful than we are at generating traffic, any resulting decline in traffic could materially and adversely affect our revenues and profitability.

GOVERNMENT REGULATION

We are subject to the same federal, state, and local laws as other companies conducting business in the software field. Our products are subject to copyright laws. We may become the subject of infringement claims or legal proceedings by third parties with respect to our current or future products. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights, or to establish the validity of our proprietary rights. Any such claims could be time-consuming, divert management from our daily operations, result in litigation, cause product shipment delays or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. Moreover, an adverse outcome in litigation or a similar adversarial proceedings could subject us to significant liabilities to third parties, require the expenditure of significant resources to develop non-infringing products, require disputed rights to be licensed from others or require us to cease the marketing or use of certain products, any of which could have a material adverse effect on our business and operating results.

RESEARCH AND DEVELOPMENT

Software development costs incurred in conjunction with product development are charged to expense until technological feasibility is established in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed (“SFAS 86”). Thereafter, all software product development costs are capitalized and reported at the lower of unamortized cost or net realizable value. The establishment of technological feasibility and the ongoing assessment of the recoverability of costs require considerable judgment by us with respect to certain external factors, including, but not limited to, anticipated future gross product revenues and estimated economic life and changes in software and hardware technology. We do not have any capitalized software product development costs as of December 31, 2005.

EMPLOYEES

At December 31, 2005, we had 35 employees and 15 contractors in the United States. We believe that our employee relations are good. None of our employees are represented by a collective bargaining unit. All employees sign standard employment agreements that specify they are all “at will” employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS
GENERAL

The following presentation of Management’s Discussion and Analysis has been prepared by internal management and should be read in conjunction with the financial statements and notes thereto included in this Prospectus. Except for the historical information contained herein, the discussion in this report contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company’s business plans, objectives, expectations and intentions as of the date of this filing. The cautionary statements about reliance on forward-looking statements made earlier in this document should be given serious consideration with respect to all forward-looking statements wherever they appear in this report, notwithstanding that the “safe harbor” protections available to some publicly reporting companies under applicable federal securities law do not apply to us as an issuer of penny stocks. The Company’s actual results could differ materially from those discussed here. Factors that could cause differences include, among the other factors referenced elsewhere in this Report, those discussed under the heading “Risk Factors” earlier in this document.

We are a public company whose common stock was quoted on the OTC Bulletin Board under the symbol “EXSM.OB” in 2005 when we were formerly engaged in the business of distributing golf-related merchandise in the retail golf industry. As part of the Company’s effort to raise additional working capital to execute the Company’s business plan, we ceased operations. On February 6, 2006 we entered into an Agreement and Plan of Merger (the “Plan” or “Merger”) with Taskport, Inc., a California corporation principally engaged in the development of a proprietary, web-based software system which is a free and easy way to use online service that combines email, instant messaging, shared folders, document management, calendar, contacts, and task management applications into one seamless interface. Immediately prior to the merger, we had 100,000,000 shares authorized and 2,139,900 shares issued and outstanding. Pursuant to the merger, all of the 22,828,430 outstanding shares of Taskport were exchanged for shares of the Company on a 1 for 1 basis for a total of 24,968,330 shares of common stock issued and outstanding. Immediately after the merger, all then existing officers and directors of the Company resigned and the management of Taskport were elected and appointed to such positions; thereby effecting a change of control. Although Taskport became the Company’s wholly-owned subsidiary following the transaction, because the transaction resulted in a change of control, the transaction was recorded as a “reverse merger” whereby Taskport was considered to be the Company’s accounting acquirer. We simultaneously changed the Company’s name to Foldera, Inc. Thereafter, we began engaging in the development of a proprietary, web-based software system called Foldera.

After the merger, we are a proprietary, web-based software system provider. The Company’s strategy has been to further develop the Company’s proprietary Foldera software product. (See “Description of Business”).

Financial Condition and Results of Operations for the year ended December 31, 2005

For an understanding of the significant factors that influenced the Company’s performance during the past two fiscal years, the following discussion should be read in conjunction with the Company’s consolidated financial statements presented in this prospectus. Readers are also directed to the factors set forth in “Risk Factors - Risks Relating to Our Business” for a discussion of certain factors that may adversely affect the Company’s business, operations and financial condition.

The following table sets forth certain of the Company’s historical statement of operations data for the periods indicated, expressed in dollars, for the Company’s fiscal years ended December 31, 2005 and 2004, respectively.

Revenues

Net Revenues for the years ended December 31, 2005 and December 31, 2004 were zero.

Cost of Sales

Cost of sales for the years ended December 31, 2005 and December 31, 2004 were zero.

Gross Profits

With zero revenue and zero cost of sales, overall gross profits for the years ended December 31, 2005 and December 31, 2004 were also zero.

Operating Expenses

Total operating expenses for the year ended December 31, 2005 increased to $3,023,096 from $2,589,843 for the year period ended December 31, 2004. The overall increase in expenses of approximately $433,253, or approximately 17% over the prior year period is due to the increase in the Company’s payroll, legal and accounting, professional fees and rent expenses. The majority of these increases were due to expenses related to the Company becoming public.

Operating Loss/Net Loss

The Company’s operating loss and net loss for the year ended December 31, 2005 increased to $3,023,096 and $3,081,878 from $2,589,843 and $2,591,239 for the year ended December 31, 2004. The increase in operating loss of $433,253 and net loss of $490,639 over the Company’s prior year is primarily due to an increase in the Company’s payroll, legal and accounting, professional fees and rent expenses and loss on settlement of debt.

Assets

Assets increased by $5,713,734 to $5,772,882, or approximately 9,660%, from $59,148 as of December 31, 2004. This increase was due primarily to the acquisition of additional equipment and expanded cash and cash equivalents balances.

Liabilities

Total liabilities increased to $664,795 by $402,648, or approximately 154%, from $262,147 as of December 31, 2004. The increase was due primarily to an increase in accrued expenses and capital lease obligations.

Stockholders’ Equity

Stockholders’ equity increased to $5,108,087 by $5,311,085 from a deficit of $202,999 as of December 31, 2004, due primarily to increased financing activity that more than offset a net loss during the year ended December 31, 2005.

Liquidity and Capital Resources

General

Overall, we had positive cash flows of $4,815,445 for the year ended December 31, 2005 resulting from $1,979,633 of cash used in the Company’s operating activities, $517,309 cash used in investing activities and $7,312,387 of cash provided by the Company’s financing activities.

Cash Flows from Operating Activities

Net cash used in operating activities of $1,979,633 for the year ended December 31, 2005 was primarily attributable to a net loss of $3,081,878, adjustments to reconcile net loss to net cash, principally the issuance of stock for services of $568,180, the issuance of stock for compensation of $421,029, depreciation and amortization expense of $115,873, loss on the settlement of a debt of $64,022 and accrued expenses of $87,851.

Cash Flows from Investing Activities

Net cash used in investing activities of $517,309 for the purchase of property and equipment was due to moving to new office premises in October 2005.

Cash Flows from Financing Activities

Net cash of $7,312,387 generated in financing activities in the year endedDecember 31, 2005 was primarily due to the issuance of shares to related and third parties for cash.

Internal Sources of Liquidity

For the year ended December 31, 2005, the funds generated from the Company’s operations were insufficient to fund the Company’s daily operations. There is no assurance that funds from the Company’s operations will meet the requirements of the Company’s daily operations in the future. In the event that funds from the Company’s operations will be insufficient to meet the Company’s operating requirements, we will need to seek other sources of financing to maintain liquidity. (See Risk Factors).

External Sources of Liquidity

The Company will actively pursue all potential financing options as it looks to secure additional funds to both stabilize and grow the Company’s business operations. The Company’s management will review any financing options at their disposal and will judge each potential source of funds on its individual merits. There can be no assurance that the Company will be able to secure additional funds from debt or equity financing, as and when the Company needs to, or if it can, that the terms of such financing will be favorable to us or the Company’s existing stockholders.

During the year ended December 31, 2005, the Company issued 5,637,460 shares of stock for cash.

As of December 31, 2005, the Company had entered into nine capital leases with equipment suppliers in the amount of $281,591, of which $207,613 was outstanding as of December 31, 2005.

As of December 31, 2005, the Company had $2,000 payable to a related party.

Inflation

Management believes that inflation has not had a material effect on the Company’s results of operations, and does not expect that it will in fiscal year 2006, except that rising oil and gas prices may materially and adversely impact the economy generally.

Forward Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations include a number of forward-looking statements that reflect the Company’s management’s current views with respect to future events and financial performance. Those statements include statements regarding the Company’s intent, belief or current expectations, and those of members of the Company’s management team, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us throughout this Report, as well as in the Company’s other reports filed with the Securities and Exchange Commission. Important factors currently known to management could cause actual results to differ materially from those in forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results over time. The Company believes that its assumptions are based upon reasonable data derived from and known about the Company’s business and operations. No assurances are made that actual results of operations or the results of any future activities will not differ materially from the Company’s assumptions.

Since the Company’s trading shares are classified as “penny stocks”, the Company is not entitled to rely upon the “Safe Harbor” provisions adopted by the SEC under the Exchange Act with respect to Forward Looking Statements. Nevertheless, investors are urged to give serious consideration to those factors which the Company has identified as outside of the Company’s control, and the consequences to us and the Company’s investors if the Company’s anticipated results do not come to pass as expected as a result of material deviations which may occur from the assumptions the Company has relied upon in making Forward-Looking Statements.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Recently Issued Accounting Standards

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We are evaluating the effect the adoption of this interpretation will have on its financial position, cash flows and results of operations.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

In March 2006 FASB issued SFAS 156 “Accounting for Servicing of Financial Assets” this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.
2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
3.	Permits an entity to choose ‘Amortization method’ or Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities:
4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153 (hereinafter “SFAS No. 153”). This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. SFAS No. 153 amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will not have a material impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends SFAS Statement No. 66, “Accounting for Sales of Real Estate,” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” This statement also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects, does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will not have a material impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments” (hereinafter “SFAS No. 123 (R)”). This statement replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123 (R) establishes standards for the accounting for share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based award, share appreciation rights and employee share purchase plans. SFAS No. 123 (R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date (with limited exceptions). That cost will be recognized in the entity’s financial statements over the period during which the employee is required to provide services in exchange for the award. Management has not yet assessed the impact that the adoption of this statement will have on the financial statements of the Company.

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, “Inventory Costs— an amendment of ARB No. 43, Chapter 4” (hereinafter “SFAS No. 151”). This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Under some circumstances, SFAS No. 151 mandates that items such as idle facility expense, excessive spoilage, double freight, and re-handling costs be recognized as current-period charges. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will not have a material impact on the financial statements of the Company.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (hereinafter “SFAS No. 150”). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not impact the financial position or results of operations of the Company.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 149”). SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not impact the financial position or results of operations of the Company.

DESCRIPTION OF PROPERTY

We lease approximately 17,000 square feet of office space in Huntington Beach, California to house our administrative, marketing, system development and technical support operations. We pay approximately $29,000 per month in rent. Our lease expires December 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions or series of transactions since January 1, 2004 between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds $60,000 other than compensation arrangements that are otherwise required to be described under "Executive Compensation."

As of December 31, 2001, Taskport consummated an agreement with Exteriorarts, Inc., a corporation controlled by Richard Lusk, pursuant to which Taskport acquired from Exteriorarts all technology, intellectual property, research and development, sample code and marketing material related to the business currently operated by Taskport in exchange for the issuance of 625,000 shares of Taskport’s common stock. Taskport also agreed to issue to Exteriorarts in the future one share of Taskport’s common stock for each dollar that Exteriorarts invested in or advanced to Taskport or paid to Taskport’s creditors on Taskport’s behalf. Since the date of the agreement through May 31, 2005, Exteriorarts advanced to Taskport or made payments to Taskport’s creditors on behalf of Taskport or provided consulting services to Taskport in the total amount of $2,470,638 and in consideration therefore, Taskport has issued to Exteriorarts a total of 2,470,638 shares of common stock. Since June 1, 2005, Exteriorarts loaned a total of $102,300 to Taskport which has been repaid. On June 30, 2005, Richard Lusk purchased 3,095,638 shares of Taskport’s common stock from Exteriorarts, Inc., which constituted all of the shares of Taskport’s common stock owned by Exteriorarts, Inc

Richard Lusk and/or Exteriorarts signed the lease of the facility Taskport formerly occupied and various leases for computer equipment used by Taskport.

Taskport issued a total of 812,500 shares of common stock to Richard Lusk as compensation in lieu of cash for his services through December 31, 2005.

In March, 2004, Taskport entered into a consulting agreement with Jnan Dash, Taskport’s Chief Technology Evangelist, pursuant to which Taskport agreed to pay him a fee of $10,000 per month commencing upon receipt by Taskport of at least $3,000,000 of financing, and further agreed to issue to him 50,000 shares of common stock upon commencement, an additional 75,000 shares upon Taskport’s receipt of at least $3,000,000 of financing, and up to an additional 175,000 shares in increments upon achievement by Taskport of certain milestones pertaining to the successful beta launch of Taskport’s service, the successful production launch of the Taskport service and the receipt of subscriptions from 1,000,000 users of the Taskport service. The agreement may be terminated at any time by either party.

In March, 2005, Taskport entered into an engagement agreement with CFO 911 pursuant to which CFO 911 agreed to provide services to Taskport including assistance in completing Taskport’s business plan and performing due diligence on Taskport’s financial projections for reasonableness and accuracy from a financial investor’s perspective. The Company agreed to pay CFO 911 a total of $10,000 for these services. The Company also engaged CFO 911 to perform other services, including assistance in connection with its proposed reverse merger with a company whose shares trade on the OTC Bulletin Board, for which CFO 911 was compensated in cash and received 75,000 shares of Taskport’s common stock. Reid Dabney, Foldera’s Chief Financial Officer, is associated with CFO 911.

Reid Dabney is the brother of Neil Dabney, who is associated with Brookstreet Securities Corporation, the managing dealer of our latest private placement.

 We entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since February 13, 2006, our common stock has been traded on the Over the Counter Bulletin Board under the symbol "FDRA.OB.” Prior to the merger, Taskport was a private company and there was no public market for its shares; therefore, there is no relevant 2005 stock price information. As of April 1, 2006, there were 412 holders of our common stock.

Our transfer agent is Holladay Stock Transfer, Inc., 2939 N. 67th Place, Suite C, Scottsdale, Arizona 85251.

Dividends

We have never declared or paid dividends on our common stock. We intend to retain earnings, if any, for the operation and expansion of our business, and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.

Information Regarding Equity Compensation Plans

        The following table sets forth information regarding the number of shares of our common stock that may be issued pursuant to our equity compensation plans or arrangements as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	N/A	3,000,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total		3,000,000

2005 Stock Option Plan

The Board of Directors of Taskport adopted and approved the 2005 Stock Option Plan (the “Plan”) prior to the Merger. The Plan has 3,000,000 shares authorized for issuance. As of April 1, 2006, options to purchase 2,225,000 shares of common stock were outstanding under the Plan, 775,000 shares were available for option grants and no options had been exercised.

The Plan is currently administered by the Board of Directors, which has the authority to select individuals who are to receive options (incentive or nonqualified) under the Plan and to specify the terms and conditions of each option to be granted, the number of shares of common stock subject to stock options, the exercise price, the vesting provisions and other terms and conditions relating to each option grant. Options granted under the Plan are not generally transferable by the optionee except by will or the laws of descent and distribution and generally are exercisable during the lifetime of the optionee only by such optionee. The plan was approved by the shareholders of Taskport.

EXECUTIVE COMPENSATION

Summary Compensation

        The following table sets forth the compensation of our Named Executive Officers, which consist of a) all persons serving as the chief executive officer during the 2005 fiscal year b) the four most highly compensated executive officers serving as such at the end of the 2005 fiscal year, in addition to the chief executive officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus($)	Other Annual Compensation($)

Richard Lusk(1)	2005	$182,704	-0-	$62,500
Chief Executive Officer
	2004	$250	-0-	-0-

	2003	$250		-0-

Daniel O'Shea	2005	$101,155	-0-	$75,762	(2)
Senior Vice President and Chief Experience Officer
	2004	$57,400		$154,174	(4)

	2003	$49,400		75,650	(5)

Jean-Pierre Poveda	2005	$101,155		$150,508	(3)
Senior Vice President and Chief Technology Officer
	2004	$57,400		$154,174	(6)

	2003	$49,400		$75,650	(7)

Reid Dabney(8)	2005	$11,544
Senior Vice President &
Chief Financial Officer	2004	NA

	2003	NA

Oliver Starr(9)	2005
Senior Vice President & Chief
Mobility Officer	2004

	2003

(1)
Mr. Lusk was issued 62,500 shares of Taskport common stock, which Taskport valued at $1.00 per share, as compensation for his services from January 1 to May 31, 2005. Mr. Lusk was issued 250,000 shares of Taskport common stock, which Taskport valued at $1.00 per share, as compensation for his services during each of 2003 and 2004.

(2)	Mr. O’Shea was issued 75,762 shares of Taskport common stock, which Taskport valued at $1.00 per share, as compensation for his services from January 1 to May 31, 2005.
(3)	Mr. Poveda was issued 150,508 shares of Taskport common stock, which Taskport valued at $1.00 per share, as compensation for his services from January 1 to May 31, 2005.
(4)	Mr. O’Shea was issued 154,174 shares of Taskport stock, which Taskport valued at $1.00 per share, as compensation for his services from January 1 to December 31, 2004.
(5)	Mr. O’Shea was issued 75,650 shares of Taskport, which Taskport valued at $1.00 per share, as compensation for his services from January 1, to December 2003.
(6)	Mr. Poveda was issued 154,174 shares of Taskport stock, which Taskport valued at $1.00 per share, as compensation for his services from January 1 to December 31, 2004.
(7)	Mr. Poveda was issued 75,650 shares of Taskport stock, which Taskport valued at $1.00 per share as compensation for his services from January 1, to December 31, 2003.
(8)
Mr. Dabney commenced work in March 2005 and had no compensation for the years 2003 and 2004. Mr. Dabney was paid approximately $11,544 for the partial 2005 year. Beginning in 2006, he is paid at the rate of $150,000 per year.

(9)	Mr. Starr commenced work in February 2006 and had no compensation for the years 2003, 2004 and 2005. Beginning in 2006, he is paid at the rate of $120,000 per year.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

        There were no stock option grants made during the fiscal year ended December 31, 2005 to any of the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

No Named Executive Officer had outstanding options at December 31, 2005.

EMPLOYMENT CONTRACTS

        There are no employment agreements for any of the Named Executive Officers.

DIRECTOR COMPENSATION

        We reimburse directors for travel and other out-of-pocket expenses incurred in attending Board meetings. We do not pay cash compensation to our directors.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        There were no changes in or disagreements with our accountants on accounting or financial disclosure for the year ended December 31, 2005.

FOLDERA, INC.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Taskport Inc.
Huntington Beach, California.

We have audited the accompanying balance sheet of Taskport, Inc. as of December 31, 2005, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2005 and 2004 and for the period from December 3, 2001 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Taskport Inc. as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 and for the period from December 3, 2001 (inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California.
March 15, 2006

TASKPORT, INC.
(A Development Stage Company)
Balance Sheet
As of December 31, 2005

ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$4,826,045
Prepaid expenses and other current assets	56,835
TOTAL CURRENT ASSETS	4,882,880

PROPERTY AND EQUIPMENT	793,745

SECURITY DEPOSIT	31,823

CERTICIATE OF DEPOSIT	64,434

TOTAL ASSETS	$5,772,882

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses, payroll and taxes	$455,182
Loans from related party	2,000
Current portion of capital lease obligations	92,566
TOTAL CURRENT LIABILITIES	549,748

CAPITAL LEASE OBLIGATIONS	115,047

TOTAL LIABILITIES	664,795

STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,821,428 shares issued and outstanding	2,182
Additional paid in capital	13,967,683
Deficit accumulated during development stage	(8,861,778)
TOTAL STOCKHOLDERS’ EQUITY	5,108,087

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$5,772,882

The accompanying notes are an integral part of the financial statements

TASKPORT, INC.
(A Development Stage Company)
Statements of Operations

	For the Years Ended December 31,		Cumulative from December 3, 2001 (inception) to
	2005	2004	2005

NET SALES	$—	$—	$—

OPERATING EXPENSES
General and administrative	3,023,096	2,589,843	8,798,504

OPERATING LOSS	(3,023,096)	(2,589,843)	(8,798,504)

OTHER INCOME/EXPENSE
Loss on settlement of debt	64,022	—	64,022
other expenses	—	1,396	4,492
Interest (income) expense	(5,240)	—	(5,240)
TOTAL OTHER (INCOME) EXPENSE	58,782	1,396	63,274

NET LOSS	$(3,081,878)	$(2,591,239)	$(8,861,778)

LOSS PER SHARE – BASIC AND DILUTED	$(0.19)	$(0.19)	$(0.69)

BASIC WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	16,272,888	13,920,559	12,898,151

Weighted average number of shares for dilutive securities has not been taken since the effect of dilutive securities is anti-dilutive

The accompanying notes are an integral part of the financial statements

TASKPORT, INC.
(A Development Stage Company)
Statements of Cash Flows

	For the Years Ended December 31,		Cumulative from December 3, 2001 (inception) to
	2005	2004	December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,081,878)	$(2,591,239)	$(8,861,778)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	115,873	8,954	134,932
Loss on settlement of debt	64,022	—	64,022
Write off of property & equipment	9,533	—	9,533
Shares issued for compensation	421,029	782,418	2,176,671
Shares issued for services	568,180	855,806	2,027,508
Shares issued for acquisition of software	—	—	625,000
Shares to be issued	(11,151)	11,151	—
Changes in assets and liabilities:
Prepaid expenses and other current assets	(56,835)	2,050	(56,835)
Deposits	(96,257)	—	(96,257)
Accounts payable, accrued expenses and other liabilities	87,851	118,740	333,719
Total adjustments	1,102,245	1,779,119	5,218,292

NET CASH USED IN OPERATING ACTIVITIES	(1,979,633)	(812,120)	(3,643,486)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures – Fixed assets	(517,309)	—	(568,741)

CASH FLOWS FROM FINANCING ACTIVITIES:
Receipts from issuance of shares for cash	7,414,905	821,600	9,140,686
Loan to related parties	—	—	(1,016)
Receipts from related parties	—	3,016	3016
Payments for lease equipments	(102,518)	(1,896)	(104,414)
NET CASH PROVIDED BY FINANCING ACTIVITIES	7,312,387	822,720	9,038,272

NET INCREASE IN CASH & CASH EQUIVALENTS	4,815,445	10,600	4,826,045

CASH & CASH EQUIVALENTS BEGINNING OF – PERIOD	10,600	—	—

CASH & CASH EQUIVALENTS – END OF PERIOD	$4,826,045	$10,600	$4,826,045

The accompanying notes are an integral part of the financial statements

Taskport Inc.
(A Development Stage Company)
Statement of Stockholder’s Equity (Deficit)
For the Period from December 3, 2001 (inception) to December 31, 2005

	Common stock		Additional	Shares	Deficit accumulated during	Total
	Shares	Amount	paid in capital	to be issued	the development stage	stockholder’s equity/(deficit)

Balance at inception (December 3, 2001)	—	$—	$—	$—	$—	$—

Issuance of founder’s share	10,120,000	1,012	—	—	—	1,012
Issuance of shares for cash	349,544	35	349,509	—	—	349,544
Issuance of shares for acquisition of software	625,000	63	624,938	—	(625,000)	—
Net loss	—	—	—	—	(32,120)	(32,120)

Balance at December 31, 2001	11,094,544	1,109	974,447	—	(657,120)	318,436

Issuance of shares for cash	714,347	71	714,276	—	—	714,347
Issuance of shares for compensation	250,000	25	249,975	—	—	250,000
Shares to be issued	—	—	—	101,212	—	101,212
Net loss	—	—	—	—	(1,397,155)	(1,397,155)

Balance at December 31, 2002	12,058,891	1,206	1,938,697	101,212	(2,054,275)	(13,160)

Issuance of shares for cash	403,950	40	403,910	—	—	403,950
Issuance of shares for compensation	723,224	72	723,152	(101,212)	—	622,012
Issuance of shares for services	38,850	4	38,846	—	—	38,850
Net loss	—	—	—	—	(1,134,387)	(1,134,387)

Balance at December 31, 2003	13,224,915	1,322	3,104,605	—	(3,188,662)	(82,735)

Issuance of shares for cash	821,600	82	821,518	—	—	821,600
Issuance of shares for compensation	782,418	78	782,340	—	—	782,418
Issuance of shares for services	855,806	86	855,720	—	—	855,806
Shares to be issued	—	—	—	11,151	—	11,151
Net loss	—	—	—	—	(2,591,238)	(2,591,238)

Balance at December 31, 2004	15,684,739	1,568	5,564,183	11,151	(5,779,900)	(202,998)

Issuance of shares for cash	5,637,460	564	7,414,341	—	—	7,414,905
Issuance of shares for compensation	421,029	42	420,987	—	—	421,029
Issuance of shares for services	78,200	7.8	153,192	—	—	153,200
Issuance of warrants for legal expenses	—	—	414,980	—	—	414,980
Reduction of accrual relating to shares to be issued	—	—	—	(11,151)	—	(11,151)
Net loss	—	—	—	—	(3,081,878)	(3,081,878)

Balance at December 31, 2005	21,821,428	$2,182	$13,967,683	$—	$(8,861,778)	$5,108,087

The accompanying notes are an integral part of these financial statements

TASKPORT, INC.

(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Taskport, Inc., a California Corporation, was incorporated in 2001 to develop a proprietary, web-based software system that enables users to work collaboratively in a highly organized fashion within a shared electronic workspace. The Company’s product offers an integrated suite of messaging/collaboration management applications that was designed from the ground up to enable users and small businesses to more effectively organize and manage their collaborative efforts.

The Company is a development stage company as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company is devoting substantially all of its present efforts to establishing its new business, and its planned principal operations have not yet commenced. All losses accumulated since inception has been considered as part of the Company’s development stage activities.

On February 13, 2006, the Company entered into a merger agreement with a public shell whereby, the shell Company issued 22,828,430 shares to acquire 100% of the Company’s stock. As a result of the merger, the stockholders of Taskport will own approximately 92% of the combined entity. Accordingly, the merger will be accounted for as a reverse acquisition of the public shell by Taskport and would result in a recapitalization of Taskport in a manner similar to the pooling of interest method. No pro forma financial information is disclosed as the amounts involved are immaterial. Concurrent with the merger, the name of the Company was changed to Foldera, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (SAB) 104. Revenue is recognized when a formal arrangement exists, the price is fixed or determinable, all obligations have been performed pursuant to the terms of the formal arrangement and collectibility is reasonably assured. Taskport anticipates generating revenue from two primary sources: the up-selling of Premium Services; and, Paid Search.

Taskport anticipates deriving Premium Service revenue from the sale of extra data storage, vanity email, domain hosting, custom branding and technical support and will be recorded when the service has been provided to our client or, in the case of extra storage, on an accrual basis, after monthly fees have been billed to clients.

Another anticipated revenue source is Paid Search. Taskport anticipates that each time a Taskport member uses the Company’s embedded search box and clicks on an ad of an advertiser in the search network revenue will be recognized. The Revenue will be recognized on a daily basis, based upon reported revenue from the selected search company.

TASKPORT, INC.

(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Advertising

The Company expenses advertising costs as incurred.

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of five to ten years.

Depreciation and Amortization

Property and equipment are being depreciated on the straight-line basis over the following estimated useful lives:

Machinery & equipment	2-5 years
Leasehold improvements	10 years
Furniture & fixture	7 years

Included in property and equipment is approximately $281,590 of assets, which are leased under non-cancelable leases, and accounted for as capital leases, which expire through May 2008. The accumulated amortization included in the property and equipment for these leases is approximately $63,337.

Depreciation and amortization expense for the years ended December 31, 2005 and 2004 was $115,873 and $8,954, respectively.

The Company capitalizes expenditures that materially increase asset lives and charges ordinary repairs and maintenance to operations as incurred. When assets are sold or otherwise disposed of, the cost and related depreciation or amortization is removed from the accounts and any resulting gain or loss is included in other income (expense) in the accompanying statements of operations.

Property and equipment consist of the following at December 31, 2005:

Computer & equipment	$789,744
Furniture & fixture	135,894
Accumulated depreciation	(131,893)
$793,745

TASKPORT, INC.

(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

Long-lived assets

Effective October 23, 2004, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Stock-based compensation

The Company has adopted the disclosure provisions only of SFAS 123 and continues to account for stock based compensation using the intrinsic value method prescribed in accordance with the provisions of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. Common stock issued to employees for compensation is accounted for based on the market price of the underlying stock.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 (“EITF 96-18”), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services.” Common stock issued to non-employees in exchange for services is accounted for based on the fair value of the services received.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation-Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results.

TASKPORT, INC.

(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

Recent Pronouncements

In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company’s first quarter of fiscal 2006. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We are evaluating the effect the adoption of this interpretation will have on its financial position, cash flows and results of operations.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements (“EITF 05-6”). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

In March 2006 FASB issued SFAS 156 “Accounting for Servicing of Financial Assets” this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

1.	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

2.	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

TASKPORT, INC.

(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

3.	Permits an entity to choose ‘Amortization method’ or Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities:

4.
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

5.
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

This Statement is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the financial statements.

3. ACCRUED EXPENSES

Following is the detail of accrued expense as of December 31, 2005.

Accrued vacation	$223,170
Legal and accounting	114,950
Fixed assets	110,607
Professional services	3,043
Other	3,412
$455,182

4. RELATED PARTY TRANSACTION

The Company has $2,000 loan due to related party having common ownership interest as of December 31, 2005.

The amount due to related party is unsecured, non-interest bearing and due on demand.

In December 2001, the Company issued 625,000 shares to a company owned by the Company’s principal shareholder in connection with the purchase of certain computer software. The transaction has been recorded as a deemed dividend of $625,000, which is the fair value of the shares issued based on the shares issued on dates close to the transaction date. The software has been recorded at the related party’s basis, which was zero.

Since June 1, 2005, Exteriorarts loaned a total of $102,300 to Taskport which has been repaid by August 3, 2005.

Richard Lusk and/or Exteriorarts signed the lease of the facility Taskport formerly occupied and various leases for computer equipment used by Taskport.

In March, 2004, Taskport entered into a consulting agreement with Jnan Dash, Taskport’s Chief Technology Evangelist, pursuant to which Taskport agreed to pay him a fee of $10,000 per month commencing upon receipt by Taskport of at least $3,000,000 of financing, and further agreed to issue to him 50,000 shares of common stock upon commencement, an additional 75,000 shares upon Taskport’s receipt of at least $3,000,000 of financing, and up to an additional 175,000 shares in increments upon achievement by Taskport of certain milestones pertaining to the successful beta launch of Taskport’s service, the successful production launch of the Taskport service and the receipt of subscriptions from 1,000,000 users of the Taskport service. The agreement may be terminated at any time by either party.

The Company has successfully raised over $3,000,000 as of October 10, 2005 which triggered the issuance of 75,000 shares to Jnan Dash.

TASKPORT, INC.

(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

The Company also successfully launched its beta service in January 2006 which triggered the issuance of 50,000 shares to Jnan Dash.

In March, 2005, Taskport entered into an engagement agreement with CFO 911 pursuant to which CFO 911 agreed to provide services to Taskport including assistance in completing Taskport’s business plan and performing due diligence on Taskport’s financial projections for reasonableness and accuracy from a financial investor’s perspective. The Company agreed to pay CFO 911 a total of $10,000 for these services. The Company may engage CFO 911 to perform other services, including assistance in connection with a proposed reverse merger with a company whose shares trade on the OTC Bulletin Board, for which CFO 911 will be compensated in cash and/or up to 75,000 shares of Taskport’s common stock. Taskport’s Chief Financial Officer, is associated with CFO 911, and is the brother of an associate of Brookstreet Securities Corporation, the managing dealer of a two private placement by Taskport.

The Company has entered into reverse merger transaction which was approved by the majority of the Company’s shareholders on February 13, 2006. This event triggers the issuance of 75,000 share of common stock to CFO 911.

We entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

5. STOCKHOLDER’S EQUITY

During the first five months of 2005, Taskport sold 181,475 shares to a total of 20 investors. These shares have been recorded as per the terms of the offer.

In February 2005, Taskport issued a total of 62,500 shares to Richard Lusk, a director and chief executive officer of Taskport, as compensation in lieu of cash for his services. These shares have been recorded at fair value, which is based on the price of shares issued close to the date of services rendered.

In the first five months of, 2005, Taskport issued a total of 237,510 shares to Exteriorarts, Inc., a corporation controlled by Richard Lusk, in consideration for funds advanced to Taskport or paid to Taskport’s creditors on behalf of Taskport. The shares have been recorded at fair value, which is based on the price of shares issued close to the date of this transaction.

In the first five months of 2005, Taskport issued a total of 436,730 shares to certain officers, employees and consultants against compensation and services rendered. These shares have been recorded at fair value, which is based on the price of shares issued close to the date of services rendered.

From June 2005 through December 31, 2005, Taskport sold a total of 5,218,475 shares of its common stock in two separate private placements offering in which Brookstreet Securities Corporation acted as managing dealer. The Company paid $1,151,415 in commission to the placement agent.

TASKPORT, INC.

(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

Warrants outstanding:

In May 2005, Taskport issued to the law firm of St. George and Carnegie, warrants to purchase an aggregate of 512,320 shares of common stock at an exercise price of $.25 per share. No warrants have been exercised as of the date of this report.

In June 2005, Taskport issued to the law firm of Day & Campbell, LLP warrants to purchase 10,000 shares of common stock at an exercise price of $1.00 per share. No warrants have been exercised as of the date of this report.

Number of Warrants
Outstanding at December 31, 2004	—
Granted	522,320
Exercised	—
Outstanding at December 31, 2005	522,320

Following is a summary of the status of warrants outstanding at December 31, 2005:

Outstanding Warrants			Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Exercise Price
$0.25	512,320	4.5	$0.25	512,320	$0.25
$1.00	10,000	4.5	$1.00	10,000	$1.00

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	6.5%
Expected life of the warrants	5 years
Expected volatility	0.001%
Expected dividend yield	0%

6. INCOME TAXES

Through December 31, 2005, the Company incurred net operating losses for tax purposes of approximately $8,862,000. The net operating loss carry forward for federal and state purposes may be used to reduce taxable income through the year 2025. Net operating loss carry forward for the State of California is generally available to reduce taxable income through the year 2010. The availability of the Company’s net operating loss carry forward is subject to limitation if there is a 50% or more positive change in the ownership of the Company’s stock. The provision for income taxes consists of the state minimum tax imposed on corporations.

The gross deferred tax asset balance as of December 31, 2005 is $3,545,000. A 100% valuation allowance has been established against the deferred tax assets, as the utilization of the loss carry forward cannot reasonably be assured. Components of deferred tax asset at December 31, 2005 are as follows:

Net operating loss	$3,545,000
Less Valuation allowance	(3,545,000)
$—

TASKPORT, INC.

(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statements of Operations:

Tax expense (credit) at statutory rate-federal	(34)%
State tax expense net of federal tax	(6)%
Changes in valuation allowance	40%
Tax expense at actual rate	—

7. SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company paid $0 income tax and $16,109 interest during the period ended December 31, 2005.

Cash flow excludes the effect of $110,607 of fixed assets accrued as of December 31, 2005.

8. BASIC AND DILUTED NET LOSS PER SHARE

Basic and diluted net loss per share for the years ended December 31, 2005 and December 31, 2004 were determined by dividing the net gain (loss) for the periods by the weighted average number of both basic and diluted shares of common stock. The Company did not have dilutive securities at December 31, 2005 or December 31, 2004.

9. COMMITMENTS

(a) Merger

On February 13, 2006, the Company entered into a merger agreement with a public shell whereby, the shell Company issued 22,828,430 shares to acquire 100% of the Company’s stock. As a result of the merger, the stockholders of Taskport will own approximately 92% of the combined entity. Accordingly, the merger will be accounted for as reverse acquisition of the public shell by Taskport and would result in a recapitalization of Taskport in a manner similar to the pooling of interest method. No pro forma financial information is disclosed as the amounts involved are immaterial. Concurrent with the merger, the name of the Company was changed to Foldera, Inc.

(b) SAVVIS Communications:

On December 28, 2004 the Company entered into a collocation agreement with Savvis. SAVVIS Communications (NASDAQ: SVVS) is a global IT utility services provider. With an IT services platform that extends to 47 countries, SAVVIS leads the industry in delivering secure, reliable, and scalable hosting, network and application services.

Under the terms of this agreement, Savvis will provide collocation facilities, cage space, bandwidth, power, backup power and security. The term of the agreement shall continue until the expiration of the last expiring service term.

TASKPORT, INC.

(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

(c) Office Space Lease:

The Company leased approximately 2,500 square feet of office space in Newport Beach, California to house its administrative, marketing, system development and technical support operations. The Company paid approximately $2,600 per month in rent under this lease, which expired in September 2005.

On September 15, 2005 the Company entered into a lease agreement to lease 15,154 square feet of office space in Huntington Beach, California to house its administrative, marketing, system development and technical support operations. The Company pays approximately $28,793 per month in rent under this lease, which expires in September 2010.

According to the terms of the agreement, the Company provided $63,646.80 of secured certificate of deposit to the landlord. The secured certificate of deposit will be credited to the Company at the beginning of month 37 of the lease term against the then scheduled base rent due landlord.

(d) Equipment Leases:

As of December 31, 2005, the Company had entered into capital leases with five vendors for the financing of computer equipment. The Company pays approximately $9,004 per month under these leases, the last of which expires in March of 2008. As of December 31, 2004 the Company had capital leases with one vendor for the financing of computer equipment and paid approximately $700 per month under these leases.

Total minimum lease payments under the above leases are as follows:

	Capital Leases	Operating Leases	Total
2006	$112,111	$345,516	$457,627
2007	97,584	345,516	443,100
2008	16,466	345,516	361,982
2009	—	345,516	345,516
20010	—	345,516	345,516
Thereafter	—	230,344	230,344
	$226,161	$1,957,924	$2,184,085
Less: Amount representing interest	18,548
Present value of minimum lease payments	207613
Less: Current portion	92,566
	$115,047

(e) Consulting agreement:

On March 24, 2004, the Company entered into an agreement with its Chief Technology Officer. As part of this service agreement, the CTO was also responsible for assisting in the closing of certain financings.

As of December 31, 2004, the Company had issued 50,000 shares upon the commencement of the term of service and 50,000 shares upon the launch of the Company’s group collaboration product.

As of December 31, 2005 the Company issued 75,000 shares upon the closing of Taskport’s first round of financing at $2 per share. These shares have been recorded at fair value which is based on the price of shares issued close to the date of services rendered.

TASKPORT, INC.

(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

The Company also made payment of $10,000 per month from September to December 2005 upon the successful closing of first round of financing.

The term of the service agreement began on April 1, 2004 and was for a term of ninety (90) days, with automatic monthly renewals.

10. LOSS ON SETTLEMENT OF DEBT

In May 2005, Taskport issued to the law firm of St. George and Carnegie, warrants to purchase an aggregate of 112,320 shares of common stock at an exercise price of $.25 per share. The warrants were issued as part of an agreement to bill Taskport on discounted rates and to settle a total discount of $$28,080. The Company recorded a loss of $64,022 under this agreement.

11. SUBSEQUENT EVENTS

Merger

On February 13, 2006, the Company entered into a merger agreement with a public shell whereby, the shell Company issued 22,828,430 shares to acquire 100% of the Company’s stock. As a result of the merger, the stockholders of Taskport will own approximately 92% of the combined entity. Accordingly, the merger will be accounted for as reverse acquisition of the public shell by Taskport and would result in a recapitalization of Taskport in a manner similar to the pooling of interest method. No pro forma financial information is disclosed as the amounts involved are immaterial. Concurrent with the merger, the name of the Company was changed to Foldera, Inc.

In the fourth quarter of 2005 and early 2006, the Company raised $8,504,750, net of offering costs of $1,132,844, through the sale of 4,252,375 shares of its common stock to accredited investors in a private placement offering.

Consulting Agreements

In March, 2004, Taskport entered into a consulting agreement with Jnan Dash, Taskport’s Chief Technology Evangelist, pursuant to which Taskport agreed to pay him a fee of $10,000 per month commencing upon receipt by Taskport of at least $3,000,000 of financing, and further agreed to issue to him 50,000 shares of common stock upon commencement, an additional 75,000 shares upon Taskport’s receipt of at least $3,000,000 of financing, and up to an additional 175,000 shares in increments upon achievement by Taskport of certain milestones pertaining to the successful beta launch of Taskport’s service, the successful production launch of the Taskport service and the receipt of subscriptions from 1,000,000 users of the Taskport service. The agreement may be terminated at any time by either party.

The Company has successfully raised over $3,000,000 as of October 10, 2005 which triggered the issuance of 75,000 shares to Jnan Dash.

The Company also successfully launched its beta service in January 2006 which triggered the issuance of 50,000 shares to Jnan Dash.

In March, 2005, Taskport entered into an engagement agreement with CFO 911 pursuant to which CFO 911 agreed to provide services to Taskport including assistance in completing Taskport’s business plan and performing due diligence on Taskport’s financial projections for reasonableness and accuracy from a financial investor’s perspective. The Company agreed to pay CFO 911 a total of $10,000 for these services. The Company may engage CFO 911 to perform other services, including assistance in connection with a proposed reverse merger with a company whose shares trade on the OTC Bulletin Board, for which CFO 911 will be compensated in cash and/or up to 75,000 shares of Taskport’s common stock. Taskport’s Chief Financial Officer, is associated with CFO 911, and is the brother of an associate of Brookstreet Securities Corporation, the managing dealer of a prior private placement by Taskport.

TASKPORT, INC.

(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS

The Company has entered into reverse merger transaction which was approved by the majority of the Company’s shareholders on February 13, 2006. This event triggers the issuance of 75,000 share of common stock to CFO 911.

Stock Option Plan

In May 2005 the Board of Directors of Taskport adopted and approved the 2005 Stock Option Plan (the “Plan”) which authorized the issuance of up to 3,000,000 shares under the Plan.

In February 2006 options to purchase 2,225,000 shares of common stock were granted under the Plan and 775,000 shares were available for future option grants. No options have been exercised as of the date of this report.

Equity Issuance

In January 2006 the Company issued 815,250 shares of its common stock at $2 per share as part of its second private placement offer. The Company paid $223,584 in commission to the placement agent.

In February 2006 the Company issued 266,750 shares of its common stock at $2 per share as part of its second private placement offer. The Company paid $64,514 in commission to the placement agent.

Following the closing of its second private placement offering in February 2006, Taskport issued warrants to the managing dealer to purchase 307,215 shares of Taskport common stock at a price of $1.00 per share and 637,856 shares of Taskport common stock at a price of $2.00 per share.

In February 2006, Foldera (name changed from Taskport Inc. to Foldera Inc. after reverse merger in February 2006) issued to the investor relations firm of Trilogy Capital Partners warrants to purchase an aggregate of 725,000 shares of common stock at an exercise price of $2.00 per share and Foldera issued to the investor relations firm of Equity Performance Group warrants to purchase an aggregate of 30,000 shares of common stock at an exercise price of $2.00 per share. UNAUDITED

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

FOLDERA, INC.

8,655,366 SHARES

COMMON STOCK

PROSPECTUS

May 5, 2006

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Nevada Revised Statutes.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

	Amount

SEC registration fee	$5,784	*

Printing fees	10,000	*
Legal fees	50,000	*
Accounting fees and expenses	5,000	*
Miscellaneous	5,000	*
Total	$75,784	*

*ESTIMATES

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Sales by Taskport in the last three fiscal years

Through May 31, 2005, Taskport issued a total of 812,500 shares to Richard Lusk, a director and chief executive officer of Taskport, as compensation in lieu of cash for his services. Taskport placed a value of $1.00 on each share issued. For these issuances, Taskport relied on the exemption from the registration requirement of the Securities Act provided by Section 4(2).

Through May 31, 2005, Taskport issued a total of 2,470,638 shares to Exteriorarts, Inc., a corporation controlled by Richard Lusk, in consideration for funds advanced to Taskport or paid to Taskport’s creditors on behalf of Taskport and for consulting services to Taskport in the total amount of $2,470,638. For these issuances, Taskport relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2).

Through May 31, 2005, Taskport sold 465,536 shares to a total of 20 investors for an aggregate purchase price of $444,036. For these issuances, Taskport relied on the exemption from the registration requirement of the Securities Act provided by Rule 504 of Regulation D. The shareholders represented their intention to acquire the shares for investment only and not with a view to distribution thereof. The offer and sales were made without any advertising or general solicitation, and all stock certificates bear a restrictive legend stating that the shares have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom. All investors either received information about Taskport or had adequate access through employment or other relationship to obtain information about Taskport.

Through May 31, 2005, Taskport issued a total of 2,034,281 shares to officers, employees and consultants. Taskport placed a value of $1.00 on each share issued. For the issuances of these shares, Taskport relied on the exemption from the registration requirement of the Securities Act provided by Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefit plans and contracts relating to compensation.

In May 2005, Taskport issued to the law firm of St. George and Carnegie, warrants to purchase an aggregate of 512,320 shares of common stock at an exercise price of $0.25 per share. In June 2005, Taskport issued to the law firm of Day & Campbell, LLP warrants to purchase 10,000 shares of common stock at an exercise price of $1.00 per share. For these issuances, Taskport relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2).

From June, 2005 through February 2006, Taskport sold a total of 6,300,475 shares of its common stock for aggregate consideration of $10,552,850 in two private placement offerings in which Brookstreet Securities Corporation acted as managing dealer. For these issuances, Taskport relied on the exemption from the registration requirement of the Securities Act provided by Rule 506 of Regulation D. The shares were sold and issued exclusively to accredited investors (as such term is defined in Rule 501(a) of Regulation D). The investors represented their intention to acquire the shares for investment only and not with a view to distribution thereof. The offer and sales were made without any advertising or general solicitation, and all stock certificates bear a restrictive legend stating that the shares have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom. Taskport paid commissions to the managing dealer in the aggregate amount of $1,371,870, and issued warrants to the managing dealer to purchase 307,215 shares of Taskport common stock at a price of $1.00 per share and 637,856 shares of Taskport common stock at a price of $2.00 per share.

In connection with the Merger, Expert Systems, Inc. issued an aggregate of 22,828,430 shares of its common stock to the former holders of Taskport common stock and other securities having the right to purchase an additional 3,967,391 shares of its common stock. For these issuances, Expert Systems relied on the exemption from the registration requirement of the Securities Act provided by Rule 506 of Regulation D. All of the stockholders of Taskport who received such shares in connection with the Merger were either accredited investors (as that term is defined in Rule 501(a) of Regulation D), or alone or through a purchaser representative had such knowledge and experience in financial and business matters as to be capable of evaluating the risks of the investment, and all of whom received information regarding Expert Systems, Taskport and the Merger transaction. All stock certificates bear a restrictive legend stating that the shares have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Sales by Predecessor-Expert Systems, Inc.

 The following summarizes all sales of unregistered securities by Expert Systems, Inc. prior to and including the closing of the Merger, and the information reflects a 2.5 for 1 stock split effected on December 30, 2005.

In July 2002, Expert Systems, Inc. (now known as Foldera, Inc.) issued 12,500,000 shares of common stock to Brandon Winton, an officer and director, for services performed valued at $5,000. In December, 2003, Expert Systems, Inc. issued 12,500,000 shares of common stock to William Griffin, an officer and director, for services performed valued at $5,000 (12,187,500 of the shares issued to Mr. Griffin were subsequently cancelled by Expert Systems, Inc. in November 2004). For these issuances, Expert Systems, Inc. relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2).

In December 2003, Expert Systems, Inc. sold 625,000 shares of common stock to Corporate Communications Network for $10,000 cash. In May 2004, Expert Systems, Inc. sold 312,500 shares of common stock to Lynn-Cole Capital for $5,000 cash. For these issuances, Expert Systems, Inc. relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2). The offers and sales were made without any advertising or general solicitation, and all stock certificates bear a restrictive legend stating that the shares have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

 ITEM 27. EXHIBITS.

Exhibit	Description
2.1	Agreement and Plan of Merger dated February 6, 2006, by and among Expert Systems, Inc., EXSI Acquisition Corp and Taskport, Inc. (2)
3.1	Certificate of Incorporation of Expert Systems, Inc. as filed with the Nevada Secretary of State on April 16, 2002 (1)
3.2	Certificate of Amendment to the Certificate of Incorporation of Expert Systems, Inc. changing its name to Foldera, Inc. filed with the Nevada Secretary of State on February 13, 2006(2)
3.3	Bylaws (1)
3.4	Amendment to Bylaws*
4.1	Registration Rights Agreement dated August 15, 2005(2)
4.2	Form of Warrant Agreement with Brookstreet Securities Corporation(2)
4.5	Trilogy Capital Warrant Agreement dated February 13, 2006 (3)
4.6	Form of Equity Performance Group Warrant dated February 13, 2006 (4)
4.7	Form of Warrant issued to St. George and Carnagie dated May 31, 2005(4)
4.8	Day and Campbell Warrant dated June 2005(4)
5.1	Opinion of Richardson & Patel*
10.2	Form of Indemnification Agreement dated as of April 1, 2006.(4)
10.3	2005 Stock Option Plan*
10.4	Dash Consulting Agreement dated March 24, 2004(4)
10.5	CFO 911 Agreement dated March 7, 2005(4)
21	List of subsidiaries(4)
23.1	Consent of Kabani & Company*
23.2	Consent of Richardson & Patel LLP (See Exhibit 5.1)*
24.1	Power of attorney(5)

*filed herewith
(1)	Incorporated by reference to registrant’s (predecessor) filing on Form SB-2 Registration Statement filed on September 2, 2004;
(2)	Incorporated by reference to registrant’s Form 8-K filed on February 13, 2006;
(3)	Incorporated by reference to registrant’s Form 8-K filed on March 7, 2006;
(4)	Incorporated by reference to registrant’s Form 8-K/A filed on April 10, 2006; and
(5)	Incorporated by reference to registrant's Form SB-2 filed on April 10, 2006.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on May 8, 2006.

FOLDERA, INC.

By:	/s/ Richard Lusk
Richard Lusk, President and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

	Name	Title	Date

	/s/ Richard Lusk Richard Lusk	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 8, 2006

	/s/ Reid Dabney Reid Dabney	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2006

*	/s/ Suyen Castellon Suyen Castellon	Director and Secretary	May 8, 2006

* By Attorney-In-Fact